UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	x
Filed by a Party other than the Registrant	_
Check the appropriate box:
_	Preliminary Proxy Statement
x	Definitive Proxy Statement
_	Definitive Additional Materials
_	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
_	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

United Natural Foods, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
x	No fee required.

_	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

_	Fee paid previously with preliminary materials.

_
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

UNITED NATURAL FOODS, INC.
Notice of Annual Meeting of Stockholders
to be held on December 15, 2016
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of United Natural Foods, Inc., which will be held on Thursday, December 15, 2016 at 4:00 p.m. eastern standard time at the Providence Marriott Downtown, 1 Orms Street, Providence, RI 02904, and any adjournments or postponements of the annual meeting. For your convenience, we are also offering you the option to attend the annual meeting on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2016.
We are holding the annual meeting for the following purposes:

1.	To elect eight nominees as directors to serve until the 2017 annual meeting of stockholders.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 29, 2017.

3.	To approve, on an advisory basis, our executive compensation.

4.	To consider a stockholder proposal regarding revisions to our proxy access bylaw.
These matters are more fully described in the accompanying proxy statement, which is made a part of this notice. We are not aware of any other business to be transacted at the annual meeting.
Only stockholders of record on our books at the close of business on Tuesday, October 18, 2016 will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices located at 313 Iron Horse Way, Providence, RI 02908. If you would like to view the stockholder list, please call our Investor Relations Department at (401) 528-8634 or send a request via email to InvestorRelations@unfi.com to schedule an appointment. The stockholder list will also be available at the annual meeting and on the Internet through the virtual web conference at the beginning of the annual meeting.
In accordance with rules approved by the Securities and Exchange Commission, this year we are again furnishing proxy materials to our stockholders over the Internet. On or about November 4, 2016 we mailed to all stockholders of record as of the close of business on October 18, 2016 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended July 30, 2016, our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote your shares of common stock in connection with the annual meeting. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.
If you do not attend the annual meeting, you may vote your shares via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided, if you received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the annual meeting, we encourage you to vote in the method that suits you best so that your shares will be voted at the annual meeting. If you decide to attend the annual meeting in person or virtually through the Internet, you may revoke your proxy and cast your vote during the meeting.
By Order of the Board of Directors,
Michael S. Funk,
Chair of the Board

November 4, 2016
PLEASE VOTE. STOCKHOLDERS MAY VOTE IN PERSON OR BY THE INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON OR ABOUT NOVEMBER 4, 2016 FOR INFORMATION ON HOW TO VOTE BY THE INTERNET, TELEPHONE OR MAIL.

UNITED NATURAL FOODS, INC.
313 Iron Horse Way
Providence, Rhode Island 02908

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held On December 15, 2016
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Natural Foods, Inc., for use at the Annual Meeting of Stockholders to be held on Thursday, December 15, 2016 at 4:00 p.m. (eastern standard time) at the Providence Marriott Downtown, 1 Orms Street, Providence, RI 02904, and any adjournments or postponements of the annual meeting, and on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2016. The Board of Directors (which we sometimes refer to as the Board in this proxy statement) is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We will bear the cost of soliciting the proxies.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 15, 2016:
As outlined on the notice we mailed to you on or about November 4, 2016 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended July 30, 2016 are available on the Internet at http://www.proxyvote.com.
INFORMATION ABOUT THE MEETING
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Tuesday, October 18, 2016 (the “Record Date”) will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of the close of business on October 18, 2016, we had 50,502,639 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the annual meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended July 30, 2016, were first made available to stockholders of record on or about November 4, 2016. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 4, 2016, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote.
We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended July 30, 2016, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Investor Relations, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908 or via email to InvestorRelations@unfi.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:
FOR the election of Eric F. Artz, Ann Torre Bates, Denise M. Clark, Daphne J. Dufresne, Michael S. Funk, James P. Heffernan, Peter A. Roy, and Steven L. Spinner as directors to serve until the 2017 annual meeting of stockholders (Proposal 1);
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 29, 2017 (Proposal 2);
FOR the advisory approval of our executive compensation (Proposal 3); and
AGAINST the stockholder proposal regarding revisions to our proxy access bylaw (Proposal 4).

If other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the annual meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual annual meeting, (3) granting a subsequent proxy through the Internet or telephone, (4) voting in person at the annual meeting; or (5) sending a written revocation to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the annual meeting in person or virtually through the Internet will not itself be deemed to revoke your proxy unless you vote in person or via the Internet while attending the virtual annual meeting. Your most current proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.
If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. You may not vote directly any shares you beneficially own that are held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposals 1, 3 and 4 are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker, bank or nominee may vote your shares in their discretion even without voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1, 3 and 4, but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum, but will not otherwise have any effect on the outcome of the vote on Proposals 1, 3 and 4.
If you participate in the United Natural Foods, Inc. Stock Fund (the “Stock Fund”) through the United Natural Foods, Inc. Retirement Plan (the “401(k) Plan”), you will receive a separate voting instructions card that will serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the plan. If Fidelity does not receive voting instructions for your shares, it will not vote your shares.
In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. In addition, we have retained Okapi Partners LLC, to assist in the solicitiation of proxies for a fee of approximately $13,000 plus associated costs and expenses. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
How to Vote
For Proposal 1, you may vote “FOR” or “AGAINST” each of the nominees to the Board. You may also abstain from voting “FOR” or “AGAINST” any nominee. For each of Proposals 2 through 4, you may vote “FOR” or “AGAINST” or abstain from voting.
Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•	by written ballot at the annual meeting;

•	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability; or

•
by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the annual meeting. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.

If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 11:59 p.m., eastern standard time, on December 14, 2016 to be counted. Internet voting during the annual meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2016.
Street Name Holders: If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the annual meeting in person, you must obtain a legal proxy from your broker and bring that proxy to the meeting. If you wish to vote at the annual meeting while attending through the virtual annual meeting, you must have your 16-digit control number from your Notice of Proxy Availability.
Holders Through the 401(k) Plan: If you hold your shares through the 401(k) Plan’s Stock Fund, you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity, the trustee of the 401(k) Plan. You must submit your voting instructions to Fidelity by 5:00 p.m. eastern standard time on December 12, 2016 to allow time to receive your voting instructions. If Fidelity does not receive voting instructions for your shares, it will not vote your shares.
We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Quorum
Presence in person, by attendance through the virtual annual meeting, or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the annual meeting will be required for a quorum at the meeting. Shares of common stock present in person or by attendance through the virtual annual meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting.
Votes Required
Proposal 1 (election of a total of eight nominees as directors) is an uncontested director election. In uncontested elections, our Third Amended and Restated Bylaws (the "Bylaws") require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a director will be elected if the number of shares voted “FOR” the director exceeds the number of shares voted “AGAINST” the director. Since each nominee is already a director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on this item because they are not considered votes cast.
For each of Proposal 2 (ratification of the selection of KPMG LLP), Proposal 3 (advisory approval of our executive compensation), and Proposal 4 (the stockholder proposal regarding revisions to our proxy access bylaw) the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions (in the case of Proposals 2 through 4) and broker non-votes (in the case of Proposals 3 and 4) will have no effect on the results because they are not considered votes cast.
Attending the Annual Meeting
We will be hosting the 2016 Annual Meeting of Stockholders at the Providence Marriott Downtown, 1 Orms Street, Providence, RI 02904, as well as live via the Internet. A summary of the information you need to attend the annual meeting online is provided below:

•	Any stockholder as of the record date can attend the annual meeting in person or virtually through the Internet at www.virtualshareholdermeeting.com/unfi2016.

•	Meeting starts at 4:00 p.m. eastern standard time.

•	If attending the annual meeting virtually through the Internet, please have your 16-digit control number provided on your Notice of Proxy Availability to enter the annual meeting.

•	If you hold your shares in street name and wish to vote at the annual meeting in person, you must obtain a legal proxy from your broker, bank or nominee and bring that proxy to the meeting.

•	Stockholders may vote and, subject to any rules of the meeting, submit questions while attending the annual meeting in person or through the Internet.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/unfi2016.

•	Webcast replay of the annual meeting will be available at www.virtualshareholdermeeting.com/unfi2016 until December 15, 2017.

Householding
We have adopted a procedure for stockholders whose shares are held in street name called “householding,” pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.
If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker, nominee, trust or other holder of record. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareowner residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Investor Relations Department at 313 Iron Horse Way, Providence, Rhode Island 02908.
Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table includes information regarding the amount of our common stock beneficially owned as of October 18, 2016 by (i) each of our directors, (ii) each of our executive officers named in the EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2014-2016, (iii) all of our current directors and executive officers as a group, and (iv) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
Michael S. Funk	59,099	**
Steven L. Spinner	208,572	**
Eric F. Artz	6,340	**
Ann Torre Bates	11,830	**
Denise M. Clark	13,292	**
Daphne J. Dufresne	2,530	**
Gail A. Graham	21,609	**
James P. Heffernan	54,495	**
Peter A. Roy	50,178	**
Sean F. Griffin	40,565	**
Michael P. Zechmeister	14,959	**
Joseph J. Traficanti	39,388	**
Mark E. Shamber	69,098	**
Eric A. Dorne	21,055	**
All directors and executive officers, as a group (19 persons)	673,685	1.3%
Other Stockholders:
FMR LLC (4)	5,130,166	10.1%
BlackRock, Inc. (5)	4,232,775	8.4%
The Vanguard Group, Inc. (6)	3,432,252	6.8%
** Less than 1%

(1)
The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after October 18, 2016 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options and that are exercisable within 60 days following October 18, 2016: Mr. Funk—12,625; Mr. Spinner—95,114; Mr. Heffernan—17,290; Mr. Roy—18,630; Mr. Griffin—21,598; Mr. Zechmeister—8,258; Mr. Traficanti—16,352; Mr. Dorne—14,587; all directors and executive officers as a group—240,440.

The shares of common stock shown in the table do not include any shares issuable pursuant to restricted stock units.
The shares of common stock shown in the table include the following numbers of shares that are issuable pursuant to phantom stock in our Deferred Compensation and Deferred Stock Plans (the "Deferral Plans"): Mr. Spinner—8,124; Ms. Clark—4,560; Ms. Graham—6,384; Mr. Griffin—4,474; Mr. Heffernan—18,756; Mr. Traficanti—9,861; all directors and executive officers as a group—52,159.

The shares of common stock shown in the table include the following numbers of shares that are allocated to the individual's account under our 401(k) Plan's Stock Fund: Mr. Funk—4,232; Mr. Spinner—651; Mr. Shamber—4,191; Mr. Griffin—1,675; Mr. Traficanti—933; Mr. Dorne—642; all directors and executive officers as a group—8,790.

(4)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on October 11, 2016 by FMR LLC. FMR LLC reported sole voting power with respect to 891,162 shares and sole dispositive power with respect to 5,130,166 shares. Includes shares beneficially owned by FIAM LLC, Fidelity Institutional Asset Management Trust Company, FMR Co., Inc., and Strategic Advisers, Inc. FMR Co., Inc. beneficially owns 5% or greater of the outstanding shares reported on the Schedule 13G/A. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on January 27, 2016 by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 4,118,832 shares and sole dispositive power with respect to 4,232,775 shares.

(6)
Beneficial ownership information based solely on a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 106,224 shares, shared voting power with respect to 2,800 shares, sole dispositive power with respect to 3,326,228 shares and shared dispositive power with respect to 106,024 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., reported beneficial ownership of 103,224 shares as a result of VFTC's serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., reported beneficial ownership of 5,800 shares as a result of VIA's serving as investment manager of Australia investment offerings.

CORPORATE GOVERNANCE
Summary
We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel to evaluate our current corporate governance and other practices in light of these developments. Our policies and practices reflect our reviews of corporate governance best practices and are compliant with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the NASDAQ Stock Market ("NASDAQ") listing standards. For example:

•
The Board has adopted clear corporate governance principles, which are reviewed annually and were most recently revised in September 2014, that outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our Chief Executive Officer, stock ownership guidelines, and director orientation and continuing education;

•	Each member of our Board is elected annually to a one-year term;

•
A majority of the members of the Board are independent within the NASDAQ listing standards' definition, and the Board makes an affirmative determination regarding the independence of each director annually;

•
All members of the Board's standing committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—are independent within the NASDAQ listing standards' definition and applicable SEC rules and regulations;

•	The independent members of the Board meet regularly without the presence of management;

•	We have designated an independent director to serve as our "Lead Independent Director" to coordinate the activities of the other independent members of the Board;

•
We have a clear code of business conduct and ethics that applies to our principal executive officers and all members of our finance department, including our principal financial officer and principal accounting officer;

•	The charters of the Board's committees clearly establish their respective roles and responsibilities;

•
The Compensation Committee has considered whether any of the Compensation Committee's consultants have any relationships with us or our directors or executive officers that would call into question the consultant's independence or constitute a conflict of interest; and

•	The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.
In addition, our corporate governance principles limit our independent directors to serving on no more than a total of four public company boards and limit our executive officers to serving on no more than a total of two public company boards, in each case, including our Board. Directors and executive officers must notify the chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Nominating and Governance Committee when their principal occupation or business association changes, at which point the committee will evaluate the propriety of continued service on our Board by the director.
As discussed under PROPOSAL 1—ELECTION OF DIRECTORS—Majority Vote Standard for Election of Directors, our Bylaws provide for a majority voting standard for uncontested elections of directors. The Nominating and Governance Committee's charter sets forth the procedures for the Nominating and Governance Committee's deliberations regarding whether to accept an offer by a nominee for director to resign from the Board if that nominee does not receive more votes cast “FOR” his or her election than votes cast “AGAINST” his or her election.
All directors elected at the annual meeting will be elected for one-year terms.
We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives and our code of business conduct. The corporate governance page can be found at www.unfi.com, by clicking on "Investor Overview" and then on "Corporate Governance" or "Code of Conduct" as applicable. Copies of our corporate governance principles, our code of business conduct and ethics, the charters for each of the Board's committees and the charter of the Lead Independent Director can be found on the investor overview pages of our website. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.

Director Independence
Our corporate governance principles require a majority of the members of the Board to be independent directors as such term is defined in the NASDAQ listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that seven of its nine current members are independent. Our seven independent directors are Eric F. Artz, Ann Torre Bates, Denise M. Clark, Daphne J. Dufresne, Gail A. Graham, James P. Heffernan, and Peter A. Roy. Michael S. Funk and Steven L. Spinner are our employees and therefore are not independent directors.
Our corporate governance principles and the charter for each of the Board's standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—require all members of such committees to be independent within the meaning of NASDAQ listing standards and the SEC's rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the SEC's rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").
Lead Independent Director
The Lead Independent Director is elected annually by the independent directors of the Board. Mr. Heffernan currently serves as the Lead Independent Director. In accordance with our corporate governance principles and the charter of the Lead Independent Director, the Lead Independent Director must be independent. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including:

•	Serving as a liaison between the Chair of the Board, independent directors, and the President and Chief Executive Officer;

•	Recommending to the Board the membership of the Board's committees, and recommending to the Chair of the Board the retention of advisers and consultants who report directly to the Board;

•	Advising the Chair of the Board as to an appropriate schedule of and agenda for the Board's meetings and ensuring the Board's input into the agenda for the Board's meetings; and

•	Serving as the Chair for executive sessions of the Board's independent directors and acting as Chair of the Board's regular and special meetings when the Chair is unable to preside.
A complete description of the duties of the Lead Independent Director is included in the charter of the Lead Independent Director, a copy of which can be found in the corporate governance section of our website at www.unfi.com.
Board Leadership Structure
The Board is currently led by the Chair of the Board, Mr. Funk, and by the Lead Independent Director, Mr. Heffernan.
Our corporate governance principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and the Chief Executive Officer must be separated. The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the roles should be separated. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company, based on the circumstances at the time.
Throughout much of fiscal 2016 and into the beginning of fiscal 2017 the Board gave thoughtful and rigorous consideration to its leadership structure in connection with its regular succession planning. As a result of such consideration, on October 28, 2016, the Board determined that having Mr. Spinner serve as both Chairman and Chief Executive Officer, coupled with strong independent director leadership, is the most appropriate leadership structure for the Company at this time. Mr. Spinner will replace Mr. Funk as Chair of the Board, effective immediately following the annual meeting. The Board believes a number of factors support this decision. The Board believes the combined Chairman and Chief Executive Officer structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. Further, given he has the benefit of over 27 years of operational and leadership experience with distributors of food and non-food products, including during the last five (5) years as our industry has undergone significant changes, Mr. Spinner (together with our Lead Independent Director and in consultation with the chairs of our various standing committees) is well-positioned to set the Board’s agenda and provide leadership. Mr. Spinner’s career experience also gives him exceptional industry knowledge, which the Board believes is critical for the chairman of the board of a company that operates in an evolving industry. The Board also noted Mr. Spinner’s strong performance as a leader. At present, the Board believes that this structure, along with having a Lead Independent Director vested with key duties and responsibilities (as discussed above) and the Board’s standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team. We plan to continue to examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.
Risk Oversight
The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the planning for succession of our Chief Executive Officer and other members of senior management. The Board has delegated responsibility for the oversight of specific risks to the Board's committees as follows: the Audit Committee receives management’s quarterly Enterprise Risk Management and Risk Committee reports and discusses with management, the Company’s internal audit department and our independent auditor significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures; and the Compensation Committee is responsible for ensuring that compensation policies and programs do not encourage our executives to take unnecessary and excessive risks that could threaten our long-term value. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company.
Compensation Risk
We performed a comprehensive assessment for the Compensation and Audit Committees to determine whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on us. Our assessment covered each material element of executive and non-executive employee compensation and any risk mitigating factors as discussed below. We believe that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In addition, the structure of our compensation program for executive officers does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, performance-based cash incentive awards and long-term equity-based incentive awards made in fiscal 2016 as part of our core executive compensation program have the following risk-limiting characteristics:

•	Our overall compensation levels are competitive with the market.

•
Our compensation mix for fiscal 2016 was balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance between performance share units and time-based vesting restricted stock units.

•
Time-based vesting equity awards for the Named Executive Officers were granted with a grant date fair value equal to the sum of approximately one-half of the total grant date fair value of the core long-term equity based compensation awarded in fiscal 2016.

•
Equity awards issued as part of our core executive compensation program were generally delivered equally in the form of time-based vesting restricted stock units and performance-based vesting restricted stock units which align the interests of our executive officers to long-term stockholder interests.

•
A significant portion of our executive compensation is tied to how our stock performs over multiple years. Time-based vesting equity awards to employees generally have graded vesting with 25% of the grant vesting on each anniversary of the grant date. This minimizes the benefit of a temporary increase in stock price.

•
Our equity based incentive programs are based on a sliding scale with amounts interpolated between threshold, target and stretch performance metrics. These awards can typically vest at a value of up to 200% of the grant date value if the stretch performance targets are achieved.

•
The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on the Company's interests and the interests of our stockholders.

•
Payouts for awards under our Annual Cash Incentive Plan are tiered based on threshold, target, and stretch goals and the vesting of performance units are based on results included in, or derived from, the audited consolidated financial statements.

•
Executive officers are subject to our executive stock ownership guidelines as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations and all non-employee directors are subject to stock ownership requirements as described in DIRECTOR COMPENSATION—Stock Ownership Requirement.

•
Members of the Compensation Committee approve the final incentive compensation pool based on a minimum performance hurdle as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Minimum Performance Hurdle after reviewing corporate performance.

•
Equity awards and cash-based incentive plan awards are subject to our Recoupment Policy as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations.

Committees of the Board of Directors
The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints members of each committee. Each committee is responsible for appointing its chair.
Compensation Committee. The Compensation Committee establishes or approves all policies and procedures related to our human resources function, including employee compensation, incentive programs, and the 401(k) Plan, and administers our stock incentive plans, including the United Natural Foods, Inc. Amended and Restated 1996 Stock Option Plan (the "1996 Equity Plan"), the United Natural Foods, Inc. 2002 Stock Incentive Plan (the "2002 Equity Plan"), the United Natural Foods, Inc. Amended and Restated 2004 Equity Incentive Plan (the "2004 Equity Plan") and the Amended and Restated United Natural Foods, Inc. 2012 Equity Incentive Plan (the "2012 Equity Plan"). Additionally, this committee evaluates and establishes the compensation of our executive officers whose compensation is described below in EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2014-2016, including our Chief Executive Officer and Chief Financial Officer. The Compensation Committee also reviews the compensation of the other members of our senior management team and recommends to the Board the compensation for our non-employee directors. For a description of the role of the Compensation Committee, its consultants and management in setting executive compensation, please see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay. The Compensation Committee also approves our annual compensation discussion and analysis included in our annual proxy statements.
The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Chief Executive Officer, Chief Financial Officer, Senior Vice President of Human Resources and Secretary and General Counsel. Compensation Committee meetings are regularly attended by the Chair of the Board and Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Senior Vice President of Human Resources. At certain meetings during fiscal 2016, the Compensation Committee met in executive session. The Compensation Committee's Chair reports the committee's recommendations on executive compensation to the Board. Independent advisors and our finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. Moreover, the Compensation Committee annually evaluates the independence of its consultants.
The Compensation Committee's charter is available on our website, www.unfi.com. The Compensation Committee held four meetings during fiscal 2016. The current members of the Compensation Committee are Messrs. Heffernan (chair) and Artz, and Ms. Bates, each of whom is an independent director.
Audit Committee. The Board has an Audit Committee that is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitoring the independence of our independent registered public accounting firm; and monitoring the performance of our independent registered public accounting firm and our internal audit department. Among the Audit Committee's duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm.
The Audit Committee's charter is available on our website, www.unfi.com. The Audit Committee held eight meetings during fiscal 2016. The current members of the Audit Committee are Ms. Bates (chair), Ms. Clark and Messrs. Artz and Heffernan, each of whom is an independent director. Richard J. Schnieders (who was also an independent director) served on the Audit Committee prior to the expiration of his term as a director at the 2015 annual meeting. The Board has determined that Ms. Bates and Messrs. Artz and Heffernan are audit committee financial experts, as defined by the rules and regulations of the SEC.
Nominating and Governance Committee. The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our corporate governance principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board's committees; and assisting the Board in conducting performance reviews of the Board and its committees and members. For additional information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to PROPOSAL 1—ELECTION OF DIRECTORS—Nomination of Directors.
The Nominating and Governance Committee's charter is available on our website, www.unfi.com. The Nominating and Governance Committee held five meetings during fiscal 2016. The current members of the Nominating and Governance Committee are Mr. Roy (chair) and Mmes. Clark, Graham and Dufresne, each of whom is an independent director. Richard J. Schnieders

(who was also an independent director) served on the Nominating and Governance Committee prior to the expiration of his term as a director at the 2015 annual meeting.
Board Meetings
During fiscal 2016, the Board met eleven times and following each of the Board's meetings, the independent directors met in executive session without the presence of management (in each case, including by telephone conference). All directors attended at least 95% of the meetings of the Board and of the committees on which they served. We encourage each member of the Board to attend our annual meetings of stockholders. Eight of our current directors (all current directors, except for Ms. Dufresne who was appointed effective October 1, 2016) attended the annual meeting held in December 2015 either in person or through the virtual annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS
Directors and Nominees for Director
The Board is currently comprised of nine directors. All directors elected at the annual meeting will be elected for one-year terms.
The term of each director will expire at the 2017 annual meeting, unless elected to a new term by our stockholders. Mmes. Bates, Clark and Dufresne and Messrs. Artz, Funk, Heffernan, Roy, and Spinner have been nominated to stand for election as a director at the 2016 annual meeting to hold office until the annual meeting of stockholders to be held in 2017 and until their successors are elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.
Ms. Graham has not been nominated for re-election at the annual meeting. In connection with Ms. Graham's term expiring at the annual meeting, we will be reducing the size of the Board to eight members.
The Company utilized a third party search firm to identify and evaluate Ms. Dufresne for appointment to the Board. The Company paid $125,000 in fees to such search firm for its services.
We have described below information concerning the business experience and qualification of each of our director nominees.
The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM EXPIRING IN 2017
Eric F. Artz, age 48, has served as a member of the Board since October 2015. Mr. Artz is a member of the Audit Committee and Compensation Committee. Mr. Artz has served as Executive Vice President and Chief Operating Officer of Recreational Equipment, Inc. ("REI") since August 2014. In addition to this role, Mr. Artz also served as Executive Vice President, Chief Financial Officer and Treasurer of REI from May 2012 to December 2015. Prior to REI, Mr Artz served as Chief Financial Officer for Urban Outfitters, Inc. from February 2010 to April 2012. From August 1992 until January 2010, Mr. Artz served in various positions of increasing responsibility at VF Corporation.
Mr. Artz's professional experience brings valuable knowledge and insight to our Board. The Board values his experience as a Chief Operating Officer and Chief Financial Officer, which provides him with valuable knowledge and insight regarding operations of retailers as well as the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.
Ann Torre Bates, age 58, has served as a member of the Board since October 2013. Ms. Bates serves as the chair of the Audit Committee and is a member of the Compensation Committee. Ms. Bates has served as a member of the board of Ares Capital Corporation since 2010, and held a directorship at Allied Capital Corporation until it was acquired by Ares Capital Corporation in 2010. Ms. Bates also serves as director or trustee of 17 investment companies in the Franklin Templeton Group of mutual funds. Ms. Bates was a strategic and financial consultant from 1997 to 2012. From 1995 to 1997, Ms. Bates served as Executive Vice President, Chief Financial Officer and Treasurer of NHP, Inc., a national real estate services firm. Ms. Bates previously served as a member of the board of directors of Navient Corporation from April 2014 to August 2016 and she served on the board of directors of Navient's predecessor, SLM Corporation from 1997 to 2014.
Ms. Bates' professional experience and service on other boards brings valuable knowledge and insight to our Board. The Board values her experience serving on audit committees, which provide her with the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.
Denise M. Clark, age 58, has served as a member of the Board since February 2013. Ms. Clark is a member of the Audit Committee and Nominating and Governance Committee. Ms. Clark has served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc. since November 2012. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc. from October 2007 to November 2012. Ms. Clark also served at Mattel, Inc., where she was Global Chief Technology Officer and later Chief Information Officer for the Fisher Price brand between January 2000 and February 2007. Ms. Clark's previous experience includes two other consumer goods companies, Warner Music Group, formerly a division of Time Warner Inc., and Apple Inc. Ms. Clark has over 20 years of experience in the delivery of enterprise resource planning, digital platforms, and innovative business transformation initiatives.

Ms. Clark's extensive background, particularly her expertise involving information technology, allows her to provide the Board valuable guidance on our strategic path, especially as it relates to information technology solutions.
Daphne J. Dufresne, age 44, has served as a member of the Board since October 2016. Ms. Dufresne is a member of the Nominating and Governance Committee. Ms. Dufresne most recently was a Managing Director of RLJ Equity Partners, a private equity fund from 2006 to July 2016. Ms. Dufresne participated in building the RLJ investment team, raising capital to fund its operations, and constructing a partnership with The Carlyle Group, a global private equity firm. Prior to that role, Ms. Dufresne was a Venture Partner during 2005 with Parish Capital Advisors, an investment fund for emerging and experienced institutional investors and a Principal from 1999 to 2005 at Weston Presidio Capital, a private equity organization. She also served as Associate Director in 1997 in the Bank of Scotland’s Structured Finance Group. Ms. Dufresne has been a director of Condor Hospitality Trust, Inc. since June 2015.
Ms. Dufresne's professional experience brings valuable knowledge and insight to our Board. She possesses experience in owning and managing enterprises like our Company and is familiar with corporate finance, strategic business planning activity and general issues involving stockholders.
Michael S. Funk, age 62, has served as Chair of the Board since September 2008, a position which he also held from January 2003 to December 2003, and has been a member of the Board since February 1996. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People's Warehouse, Inc., now known as United Natural Foods West, Inc., one of our wholly-owned subsidiaries.
Mr. Funk's extensive knowledge of our industry and our historical operations as well as his past service as our Chief Executive Officer brings to the Board valuable insight into the day-to-day operations of our company and a deep understanding of the natural and organic products distribution business. His institutional knowledge of all operational aspects of our business resulting from his long-time involvement with our Company is also valuable to the Board.
James P. Heffernan, age 70, has served as a member of the Board since March 2000. Mr. Heffernan serves as Lead Independent Director, Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Heffernan has served as a Director of Command Security Corp. since October 2010 and as a Director of Quinpario Acquisition Corp. since August 2013. Mr. Heffernan previously served as Vice Chairman and Trustee of the New York Racing Association from November 1998 until 2012, a member of the Board of Directors of Solutia, Inc. from February 2008 until July 2012, and a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.
The totality of Mr. Heffernan's professional experience, together with his other board service has provided him with the background and experience of board processes, function, compensation practices and oversight of management which is valuable to the Board.
Peter A. Roy, age 60, has served as a member of the Board since June 2007. Mr. Roy serves as Chair of the Nominating and Governance Committee. Mr. Roy is an entrepreneur and since 1999 has been a strategic advisor to North Castle Partners. In connection with his role as a strategic advisor to North Castle Partners, Mr. Roy served on the boards of Avalon Natural Products, Inc. and Naked Juice Company. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's West Coast Region.
Mr. Roy's experience as the President of Whole Foods Market, Inc. allows him to provide the Board essential insight and guidance into the day-to-day operations of natural and organic products retailers, including a key customer of ours. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.
Steven L. Spinner, age 56, has served as our President and Chief Executive Officer and as a member of the Board since September 2008. Mr. Spinner also served as our Interim President of the Eastern Region from September 2010 to December 2010. Prior to joining the Company in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company ("PFG") from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG's President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG's Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG's Broadline Division President from August 2001 to February 2002. Mr. Spinner has served as a Director of ArcBest Corporation since July 2011 and as its Lead Independent Director since April 2016.
Mr. Spinner's extensive experience in the wholesale food distribution business, including having served as the president and chief executive officer of one of the largest publicly traded foodservice distribution businesses in the United States, brings valuable insight to the Board beyond the knowledge and insight he brings from being our president and chief executive officer.

Majority Vote Standard for Election of Directors
We adopted a majority voting standard for the election of directors as an amendment to our Bylaws in 2007. If the number of nominees exceeds the number of directors to be elected in an election (a contested election), directors will be elected by a plurality standard. However, when the number of nominees does not exceed the number of directors to be elected (an uncontested election) as is the case at this year's annual meeting, our Bylaws require each of the directors to be elected by a majority of the votes cast (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board's decision or the Nominating and Governance Committee's deliberations (if the director is a member of that committee). If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a "holdover director." All nominees for election as directors at the 2016 annual meeting are currently serving on the Board.
Nomination of Directors
The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted qualitative standards by which it identifies nominees and determines if nominees are qualified to serve on the Board. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

•
Personal characteristics. The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee's integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance Committee evaluates whether the nominee's previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

•
Core Competencies. The Nominating and Governance Committee considers whether the nominee's knowledge and experience would contribute to the Board's achievement of certain core competencies. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

•	Board Independence. The Nominating and Governance Committee considers whether the nominee would qualify as "independent" under SEC rules and NASDAQ listing standards.

•
Director Commitment. The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Governance Committee to initially select the director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

•
Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses.

Following this evaluation, the Nominating and Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders
The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Joseph J. Traficanti, Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908. Generally, to be timely, the written notice must be received by our Corporate Secretary within the following time periods:

•
in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after such anniversary date, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first; and

•
in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than 90 days before such special meeting or, if later, the tenth day after the day on which public disclosure of the date of such meeting is first made.

We have also adopted a proxy access right that permits a stockholder, or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. The number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors then in office. Under our Bylaws, to be considered timely, compliant notice of proxy access director nominations must be submitted to the Corporate Secretary at the address specified above no earlier than 150 days and no later than 120 days prior to the first anniversary of the date the Company mailed its proxy statement for the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is not within 30 days before or after such anniversary date, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no later than 90 days prior to such annual meeting or, if later, the tenth day after the day on which notice of the date of the meeting was mailed or public disclosure of the date of such meeting is first made, whichever occurs first.

The foregoing is a summary of the requirements for stockholders to nominate persons for election to our Board of Directors, which requirements are set out fully in our Bylaws and the foregoing description is qualified by reference to the full text of our Bylaws. You should consult our Bylaws for more detailed information regarding the processes by which stockholders may nominate directors, including the specific requirements regarding the content of the written notices and other related requirements.
Communication with the Board of Directors
Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Joseph J. Traficanti, Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operation and is relevant to a specific director's service on the Board will be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

DIRECTOR COMPENSATION
The Board and the Compensation Committee review and determine compensation for our non-employee directors, in part, based on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors as well as with the input from the Compensation Committee's independent consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"). The Compensation Committee and the Board believe that we should fairly compensate non-employee directors for work required in a company of our size and scope and that compensation should align the non-employee directors' interests with the long-term interest of our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, are also designed to align the interests of our non-employee directors with those of our stockholders. Mr. Spinner, our President and Chief Executive Officer, does not receive compensation for his service on the Board. Mr. Funk does not receive cash compensation for his service as a director and as our Chair of the Board. Mr. Funk receives equity-based compensation for his service as Chair of the Board. Mr. Funk receives cash compensation for his service as an executive advisor.
Non-Employee Director Compensation
The components of our non-employee director compensation are cash fees and awards of restricted stock units. Each non-employee director is also reimbursed for direct expenses incurred in connection with his or her attendance at meetings of the Board and its committees.
Each non-employee director who served during fiscal 2016 received the following compensation (as applicable):

•	Annual cash retainer of:

•	$52,000 for serving as the Lead Independent Director (without duplication for serving as director);

•	$30,000 for serving as a director;

•	$15,000 for serving as the chair of the Audit Committee;

•	$8,000 for serving as chair of the Compensation Committee; and

•	$8,000 for serving as chair of the Nominating and Governance Committee.

•	Quarterly cash retainer of:

•	$26,000 for serving as a director in lieu of separate meeting fees;

•	Annual equity grants of restricted stock units having a value, based on the stock price on the date of grant, of (without duplication):

•	$162,000 for serving as a director;

•	$190,000 for serving as chair of the Audit Committee; and

•	$236,000 for serving as Lead Independent Director
With respect to equity awards to non-employee directors in fiscal 2016, one half of the annual grant vest immediately and the remaining half vest on the six month anniversary of the date of grant.
Compensation of Mr. Funk
Mr. Funk, our Chair of the Board and our former President and Chief Executive Officer, serves as an executive advisor to us and makes himself generally available to our executive officers. We pay him a base salary and provide him with the health and welfare benefits and other employee benefits generally available to our executives. Mr. Funk's base salary during fiscal 2016 was $134,100. Mr. Funk does not receive any cash compensation for serving as a director. During fiscal 2016, Mr. Funk received an award of 6,000 restricted stock units, of which one half vested immediately and the remaining half vested on the six month anniversary of the date of grant.
We are currently a party to a severance agreement with Mr. Funk. The severance agreement includes confidentiality, non-competition and intellectual property assignment provisions. For a period of one year following either his termination for a reason other than Cause, death or disability, or his resignation for Good Reason, the agreement requires us to pay to Mr. Funk his base salary in effect as of the termination date of his employment and provide certain medical benefits. In the event of either Mr. Funk's termination for a reason other than Cause, death or disability or his resignation for Good Reason within one year of a Change in Control, he will be entitled to the severance payments and medical benefits provided in the previous sentence, and acceleration and full vesting of all unvested stock options and restricted stock units. When used in regard to Mr. Funk's severance arrangement, the terms "Cause", "Good Reason" and "Change in Control" have the meanings described below in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Severance Agreements and Change in Control Agreements.

Fiscal 2017 Changes to Compensation
On September 7, 2016, the Board modified the equity compensation of Mr. Funk. For fiscal 2017, Mr. Funk received an equity grant of restricted stock units having a value, based on the stock price on the grant date, of $365,000 instead of 6,000 restricted stock units as he received in fiscal 2016. The value of $365,000 was determined based on the average equity compensation Mr. Funk received for the past three fiscal years. One half of the grant vests immediately and the remaining half vests on the six month anniversary of the date of grant. Based on the closing price of our common stock on the date of grant, Mr. Funk was awarded 9,230 restricted stock units.
Deferred Compensation
Our non-employee directors are eligible to participate in the United Natural Foods, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and the United Natural Foods, Inc. Deferred Stock Plan (the "Deferred Stock Plan", collectively, the "Deferral Plans"). For a description of the Deferral Plans, please see EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2016.
Director Compensation Table—Fiscal 2016
The following table summarizes compensation provided to our Chair of the Board and each individual who served as a non-employee director during fiscal 2016.
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Eric F. Artz	57,700	202,500	—	—	—	260,200
Ann Torre Bates	72,400	190,000	—	—	—	262,400
Denise M. Clark	51,800	162,000	—	—	—	213,800
Daphne J. Dufresne (6)	—	—	—	—	—	—
Michael S. Funk	—	309,120	—	—	134,100	443,220
Gail A. Graham	44,300	162,000	—	—	—	206,300
James P. Heffernan	87,400	236,000	—	—	—	323,400
Peter A. Roy	59,800	162,000	—	—	—	221,800
Richard J. Schnieders (7)	13,300	—	—	—	—	13,300

(1)	This column shows the amount of cash compensation earned in fiscal 2016 for service on the Board and its committees.

(2)
The amounts contained in this column represent the grant date fair value for the restricted stock units (including those which are not yet vested) granted in fiscal 2016 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation ("ASC 718"). The grant date fair value for restricted stock units is calculated using the intrinsic value method based on the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. At July 30, 2016, the directors had restricted stock units representing the right to acquire the following number of shares of common stock: Mr. Artz—none; Ms. Bates—none; Ms. Clark—837; Ms. Dufresne—none; Mr. Funk—none; Ms. Graham—none; Mr. Heffernan—none; Mr. Roy—837 shares; and Mr. Schnieders—none.

(3)
At July 30, 2016, the directors had options to purchase the following number of shares of common stock: Mr. Artz—none; Ms. Bates—none; Ms. Clark—none; Ms. Dufresne—none; Mr. Funk—12,625 shares; Ms. Graham—none; Mr. Heffernan—17,290 shares; Mr. Roy—18,630 shares; and Mr. Schnieders—none.

(4)
As of July 30, 2016, three of our non-employee directors, Mmes. Clark and Graham and Mr. Heffernan have elected to defer restricted stock units under the Deferred Compensation Plan. Deferred shares are valued at the current market price of our common stock, and therefore have no above market or preferential earnings. As of July 30, 2016, Ms. Clark is the only director to defer a portion of director fees paid in cash under the Deferred Compensation Plan. For fiscal 2016, Ms. Clark deferred $43,000 of her fees payable in cash.

(5)
The amount in this column represents the amount of cash compensation that Mr. Funk earned in fiscal 2016 in his capacity as our executive advisor. Mr. Funk does not receive any cash compensation for serving as a director.

(6)	Daphne J. Dufresne was appointed to the Board effective October 1, 2016. She did not receive any compensation in fiscal 2016.

(7)	Richard J. Schnieders was not nominated to stand for re-election at our 2015 annual meeting.
Stock Ownership Guidelines
All non-employee directors, and Mr. Funk, are required to hold shares of our stock in an amount that is determined in accordance with the requirements of our stock ownership guidelines. The guidelines provide that each of our non-employee directors must acquire and hold shares of our common stock valued at three times the annual and quarterly cash retainer/salary, not including supplemental retainers for committee leadership. Our stock ownership guidelines require that each new non-employee director is expected to comply with the policy by the end of the later of the fifth year after (i) the guidelines were adopted or (ii) he or she becomes a member of the Board. Once attained, each non-employee director is required to maintain this level of stock ownership for as long as the director serves on the Board. When calculating whether a director owns a sufficient number of shares under these guidelines, shares owned in a deferred compensation plan are included in the number of shares owned, as are shares of vested and unvested restricted stock and restricted stock units subject only to time-based vesting restrictions. Unvested stock options do not count. All our directors with more than one full year of service own our stock. All of our directors are in compliance with our stock ownership guidelines.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Ms. Bates and Messrs. Artz and Heffernan. All members of the Compensation Committee are independent within the meaning of the NASDAQ listing standards and no member is an employee or former employee of the Company. During fiscal 2016, no member of the Compensation Committee had any relationship requiring disclosure under "Certain Relationships and Related Transactions" below. During fiscal 2016, none of our executive officers served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.
Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors, nominees for director, executive officers, greater than 5% beneficial owners or any of their immediate family members are participants (or any entity in which they have an interest is a participant), to determine whether such persons have a direct or indirect material interest in the relationships or transactions. Our legal department, in conjunction with the corporate finance department and outside legal counsel, is primarily responsible for the development and implementation of processes and controls to obtain information from these "related persons" regarding such transactions and relationships and for determining, based on the facts and circumstances and SEC regulations, whether we or a related person has a direct or indirect material interest in the transaction. The Nominating and Governance Committee also reviews this information. Our policies and procedures for the review, approval or ratification of transactions that are required by SEC rules to be reported under Transactions with Related Persons are not in writing, rather, they fall under the general responsibilities of our corporate finance department and Nominating and Governance Committee. We require any related party transactions to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. As required under SEC regulations, transactions between us and any related person in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest are disclosed in this proxy statement.
Each of our executive officers, directors and nominees for director is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which both the executive officer, director, nominee, beneficial owner or any of their respective immediate family members, on the one hand, and the Company, on the other hand, participates, and in which the executive officer, director, nominee, beneficial owner or immediate family member, has a material interest. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC's related person disclosure rules.
Transactions with Related Persons
One of our non-employee directors, Ms. Graham, has been the General Manager of one of our customers, Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota since October 1999. Mississippi Market Natural Foods Cooperative purchased approximately $7.6 million of products from us during fiscal 2016. We do not believe that Ms. Graham has a material direct or indirect financial interest in this commercial relationship. Terms provided to this customer are the same as other customers with similar volumes and purchasing patterns.

Mr. Spinner has a minority interest in a private equity fund that is managed by his brother that owns a minority interest in two of the Company's suppliers. Consolidated annual purchases from the suppliers for fiscal 2016 were approximately $0.2 million. We do not believe that Mr. Spinner has a material direct or indirect financial interest in this relationship. Supplier terms are the same as other suppliers with whom we have similar purchase volumes.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is comprised solely of independent directors, as defined by NASDAQ listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee's current charter can be found in the Investors section of our website, www.unfi.com. The Board has made a determination that the Audit Committee has three members, Ms. Bates, the Chair of the Audit Committee, and Messrs. Artz and Heffernan, that qualify as an "audit committee financial expert" within the meaning of SEC regulations, and that she has accounting and related financial management expertise in accordance with NASDAQ listing standards. All committee members are financially literate.
The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended July 30, 2016 (for purposes of this report, the "audited financial statements"). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.
As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors; reviews the financial information issued to stockholders and others, including a discussion of the quality, and not only the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and as to whether the Company maintained effective internal control over financial reporting.
The Audit Committee has met and held discussions with management and our independent registered public accounting firm. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent registered public accounting firm. The Audit Committee meets with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.
The Audit Committee held eight formal meetings in fiscal 2016. These meetings included quarterly pre-earnings release telephone conference calls. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed in accordance with auditing standards, including the statement on Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees.
The Company's independent registered public accounting firm has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm's independence and the compatibility of any non-audit services provided by the firm with its independence.
Based on the Audit Committee's review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 30, 2016, for filing with the SEC. The Board has approved this recommendation.

Ann Torre Bates, Chair
Eric F. Artz
Denise M. Clark
James P. Heffernan

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
In this section, we describe the principles, policies and practices that formed the basis for our executive compensation program in fiscal 2016 and explain how they were applied to the Named Executive Officers. This Compensation Discussion and Analysis presents historical and current information and analysis related to the compensation programs for the Named Executive Officers and is not necessarily indicative of the compensation that the Named Executive Officers will receive from us in the future. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal 2016:

•	President and Chief Executive Officer (Steven L. Spinner);

•	Senior Vice President, Chief Financial Officer and Treasurer (Mark E. Shamber) from August 2, 2015 through October 15, 2015;

•	Senior Vice President, Chief Financial Officer and Treasurer (Michael P. Zechmeister) effective October 16, 2015;

•	Chief Operating Officer (Sean F. Griffin);

•	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary (Joseph J. Traficanti); and

•	Senior Vice President, Chief Administrative and Information Officer (Eric A. Dorne).
Executive Compensation Program Highlights
Our executive compensation program incorporates the following best practices:

•
For fiscal 2016, approximately 57% of total target compensation for our President and Chief Executive Officer and approximately 37% of total target compensation for the other Named Executive Officers (other than Mr. Shamber and Mr. Zechmeister) was performance-based and could be earned only upon the achievement of corporate and divisional or individual goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value. Mr. Zechmeister’s total target compensation for fiscal 2016 was principally cash compensation (including incentive-based cash compensation tied to our performance in fiscal 2016) and equity compensation split between 25% stock options and 75% time-based vesting restricted stock units. For fiscal 2017, his compensation is more heavily weighted toward performance-based compensation than was the case in fiscal 2016.

•	The compensation of our executives differs based on individual experience, role and responsibility and performance.

•
Portions of Named Executive Officers' incentive compensation are earned over different and overlapping time periods, ensuring that performance is not maximized during one period at the expense of other periods.

•
A significant portion of each Named Executive Officer's compensation (other than Mr. Zechmeister's fiscal 2016 compensation) is at risk of forfeiture in the event of conduct detrimental to us, termination of employment prior to vesting or a material negative restatement of our financial condition or operating results.

•
We have a recoupment (clawback) policy applicable to our executive officers, including the Named Executive Officers, which provides that if we file an amendment to our SEC reports to restate all or a portion of our financial statements within two years of filing the financial statements, all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 may be recouped by us at the sole discretion of the Board.

•	We have stock ownership guidelines (that we amended in September 2016) for Named Executive Officers and our other executive officers.

•
We have a formal policy under which we may not enter into new or amended agreements which provide for "gross ups" for excise tax obligations payable by our executives upon termination of employment following a change in control.

•
Any benefits to be paid upon a change in control under the change in control agreements with our Named Executive Officers or the employment agreement with Mr. Spinner are "double trigger," which requires both a Change in Control and a termination of a Named Executive Officer by us for a reason other than Cause, death or disability or a resignation by the executive for Good Reason within one year of the date of the Change in Control.

•	Our Named Executive Officers participate in the same retirement, health, welfare and other benefits programs as all of our other executive officers.

•
From time to time we review and assess, with the assistance of management, potential compensation-related risks in our programs. Based on these assessments, we have concluded that our executive compensation program as it is currently designed does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on us.

•	We have not repriced equity awards.

•	The Compensation Committee is comprised solely of independent directors.

•
The Compensation Committee was advised by Semler Brossy, an independent compensation consultant, in fiscal 2016. The consultant was retained directly by the Compensation Committee and performed no other consulting or other services for us.

New Chief Financial Officer in Fiscal 2016
On September 15, 2015, Michael P. Zechmeister was appointed Senior Vice President, and he succeeded Mark Shamber as Senior Vice President, Chief Financial Officer and Treasurer, effective October 16, 2015. The offer letter and term sheet we negotiated with Mr. Zechmeister provides him with the following benefits in consideration of his service as our Chief Financial Officer and Senior Vice President in fiscal 2016:

•	annual base salary of $450,000;

•
an annual cash bonus with a value of 75% of his base salary at target levels of performance, which may be reduced or increased to between 0% and 150% of his base salary, based on our and Mr. Zechmeister’s performance;

•
an initial equity grant with a value of $2,020,000 in order to compensate Mr. Zechmeister for outstanding equity grants and other compensation forfeited from his previous employer payable 25% in options to purchase shares of our common stock and 75% in time-based vesting restricted stock units, which awards will vest in four equal annual installments beginning on the first anniversary of the grant date of the award; provided however, that the unvested portion of the awards will vest immediately upon our involuntary termination of Mr. Zechmeister's employment without cause;

•	up to $100,000 for reimbursement for relocation and temporary living expenses; and

•
participation in our welfare and benefit plans in accordance with the terms of such plans and change in control and severance agreements substantially similar to those we have entered into with our other Named Executive Officers.

Fiscal 2015 Stockholder Advisory Vote on Executive Compensation
At our annual meeting of stockholders in December 2015, we submitted a proposal to our stockholders to approve on an advisory basis our executive compensation for our Named Executive Officers for fiscal 2015. Our stockholders approved our fiscal 2015 compensation to our Named Executive Officers with more than 96% of the votes cast being cast in favor of the proposal.
When discussing our executive compensation program, the Compensation Committee considered the positive outcomes of the advisory vote on executive compensation at last year's annual meeting and other earlier positive votes and viewed the stockholders' prior votes in favor of our executive compensation as a signal that our stockholders are generally supportive of our compensation approach. As a result of these discussions, the Compensation Committee reaffirmed for the most part our existing executive compensation program philosophy described below. We value the opinions of our stockholders and will continue to consider the outcome of future advisory votes on the compensation of our Named Executive Officers when making compensation decisions for our Named Executive Officers.
Executive Compensation Program Philosophy
Our executive compensation program is designed to:

•	Attract individuals with the skills and culture necessary for us to achieve our business plan;

•	Motivate our executive talent;

•	Reward our executives fairly over time for performance that enhances stockholder value;

•	Retain those individuals who continue to ensure our success and culture; and

•	Instill a pay for performance work environment.
Our executive compensation program is also designed to reinforce a sense of ownership in the Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee.
The program measures achievement of corporate and business unit financial goals and individual goals tied to the executive’s specific areas of concentration. These goals support our short- and long-term business strategies and are aligned with the interests of our stockholders. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance.
In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders through equity-based opportunities.
How We Make Decisions Regarding Executive Pay
The Compensation Committee, management and the Compensation Committee's independent compensation consultant (which was Semler Brossy for purposes of fiscal 2016 compensation) each play a role in designing our executive compensation program and determining performance levels and associated payouts. The roles of the Compensation Committee, management and the independent compensation consultant are carefully determined to reflect many of what the Compensation Committee believes to be best corporate governance practices and to comply with rules and regulations applicable to the setting of our Named Executive Officers' compensation.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the minimum performance thresholds applicable to our annual cash incentive plan as described in Components of our Executive Compensation Program—Minimum Performance Hurdle and sets performance metrics applicable to the performance-based component of our long-term equity incentive plan as described in Long Term Equity-Based Incentive Program. The Compensation Committee also evaluates actual corporate and individual performance against the established goals and determines appropriate levels of compensation for our executives. The Compensation Committee makes all decisions with respect to the compensation of our Chief Executive Officer and approves compensation for our other executive officers.
As part of the compensation approval process for our executive officers, other than our Chief Executive Officer, the Compensation Committee considers the views and recommendations of management, particularly our Chief Executive Officer, and in setting the compensation for all of our executive officers the Compensation Committee considered the recommendation of its independent compensation consultant as described in greater detail below.
Role of Management
Our President and Chief Executive Officer, Senior Vice President of Human Resources and Chief Financial Officer provide the Compensation Committee with an assessment of our corporate performance and the performance of our other executive officers, and make recommendations for the compensation of our other executive officers based on this assessment. Additionally, our President and Chief Executive Officer, Senior Vice President of Human Resources, and Chief Financial Officer discuss with the Compensation Committee management's internal projections with respect to a variety of performance metrics and operations goals for future fiscal years on which performance-based compensation will be based. Other members of management assist the Compensation Committee on an as needed basis.
No executive officer makes any decision on any element of his or her own compensation, and our President and Chief Executive Officer does not participate in deliberations regarding his compensation.
Role of Independent Compensation Consultant
The Compensation Committee selected and directly retained Semler Brossy as its compensation consultant during fiscal 2016 to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including designing and establishing our executive compensation program for fiscal 2016 and fiscal 2017. Semler Brossy provided input and guidance related to our fiscal 2016 and fiscal 2017 incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures, and summarized and provided perspective on market developments related to executive compensation, including regulatory requirements and related disclosures. Semler Brossy does not provide any other services to us. The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee. In the future, the Compensation Committee may retain other similar consultants.
Competitive Marketplace Assessment
In making compensation decisions, the Compensation Committee has in the past periodically reviewed the compensation packages for officers in like positions with similar responsibilities at organizations similar to ours. In addition to compensation levels, the Compensation Committee also has historically reviewed program designs, including an assessment of pay vehicles and performance metrics. In fiscal 2015, the Compensation Committee determined that it would review base salaries every two years, or more frequently as the need arises, and in connection with that decision decided not to conduct a competitive market assessment annually.

In setting the Named Executive Officers’ compensation for fiscal 2016, the Compensation Committee reviewed a Mercer general industry survey. In selecting appropriate data, the Compensation Committee considered companies with revenue between $5 and $10 billion and the market midpoint was defined as the average of the 25th and 50th percentiles to account for the low-margin nature of our business relative to general industry companies. Upon reviewing the results of this assessment with Semler Brossy, the Compensation Committee determined that Mr. Griffin’s target total compensation was significantly below market levels for similar positions within companies included within the Mercer study. The Compensation Committee also determined that Messrs. Traficanti’s and Dorne’s compensation was slightly below market levels for their current, or, in the case of Mr. Dorne, expected enhanced responsibilities. As a result of these findings, the Compensation Committee proposed to increase the base salaries of Messrs. Griffin, Dorne and Traficanti by 14%, 12% and 3%, respectively, and to award each of these individuals, along with Mr. Spinner, a restricted stock unit award. As a result of the Compensation Committee’s decision to not perform a competitive market assessment annually, a competitive assessment was not undertaken in connection with setting fiscal 2017 compensation, however, a full assessment is expected to be completed in fiscal 2017 to assist the Compensation Committee in setting fiscal 2018 base salaries.
Market data is only one factor that the Compensation Committee considers when making determinations regarding executive compensation.  Other factors considered include individual performance, internal equity, scope of responsibilities, tenure, criticality of the position and executive retention concerns, and the need to recruit new officers. Consequently, the Compensation Committee does not target a specific positioning versus the market for each role, and takes into account all the above factors in determining the competitiveness of our compensation.
Components of our Executive Compensation Program
Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our executive compensation program in fiscal 2016 were:

•	Base salary;

•	Performance-based annual cash incentives;

•	Long-term equity-based incentive awards in the form of time-based vesting restricted stock units and performance-based vesting restricted stock units; and

•
Other compensation and benefits including minimal perquisites and participation in the Deferral Plans (as described in EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2016 below) as well as participation in benefit plans generally available to all of our employees, such as participation in the 401(k) Plan.

Pay Mix
When setting targeted total compensation for fiscal 2016 for the Named Executive Officers other than our Chief Executive Officer and Chief Financial Officer, the Compensation Committee determined that target cash compensation and equity-based compensation would each be approximately 45% and 55%, respectively, of such Named Executive Officer's total target compensation, and that base salary would contribute approximately 57% in the case of Mr. Griffin and 66% in the case of Messrs. Traficanti and Dorne, to targeted total cash compensation while performance-based cash incentives would contribute approximately 43% of Mr. Griffin’s targeted total cash compensation and 33% of Messrs. Traficanti’s and Dorne’s targeted total cash compensation. The Compensation Committee determined that target cash compensation and equity-based compensation would be approximately 33% and 67%, respectively, of our Chief Executive Officer's total compensation for fiscal 2016. Total target cash compensation of our Chief Executive Officer was comprised of approximately 50% base salary and 50% performance-based cash incentives. The Compensation Committee determined that a separate pay structure for our Chief Executive Officer is necessary to ensure competitive pay and the weighting of the design more towards incentive compensation was most appropriate. Mr. Zechmeister was hired by the Company early in fiscal 2016 and assumed the responsibilities of our Chief Financial Officer in October of 2016. His compensation for fiscal 2016 was comprised of a mix of cash compensation (both base salary and performance-based incentive compensation) as well as equity awards designed to compensate Mr. Zechmeister for outstanding equity grants and other compensation forfeited by him from his previous employer. Other than the stock option component of his sign-on equity grant, none of Mr. Zechmeister’s equity-based compensation granted in fiscal 2016 was performance based. Accordingly, 28% of his total target compensation for fiscal 2016 was cash compensation (with 57% of that base salary and the remaining 43% performance-based) while 72% of his target total compensation was equity-based, with 25% consisting of time-based vesting stock options and the remaining 75% made up of time-based vesting restricted stock units.
Base Salary
Base salaries provide a fixed rate of pay designed to compensate executives for day-to-day responsibilities and are established based on the scope of their respective responsibilities, competitive market conditions, individual performance and tenure.

Base salaries are generally reviewed every two years in the first quarter of the fiscal year in which the review occurs, and are typically effective as of the first day of the fiscal year, but may be adjusted from time to time to realign salaries with market levels, taking into account the Named Executive Officers' responsibilities, performance, experience and proven capability. Merit increases for our executive officers, including our Named Executive Officers, if given at all, are expected to be modest unless the executive takes on additional responsibility or is promoted or an increase is determined by the Compensation Committee to be necessary as a result of a compensation analysis. Base salaries for our Named Executive Officers for fiscal 2016 were adjusted, in part, due to the results of the competitive marketplace assessment.
The table below reflects the fiscal 2015 and fiscal 2016 base salaries for the Named Executive Officers, and the percentage change in base salaries between those two periods. As described above, the increase in base salaries for Messrs. Griffin, Traficanti and Dorne were the result of the competitive market assessment:

Named Executive Officer	Fiscal 2015 Base Salary (1)	Fiscal 2016 Base Salary (1)		Percentage Change
Steven L. Spinner	$872,300	$900,000		3.2%
Mark E. Shamber	$393,950	$393,950	(2)	—%
Michael P. Zechmeister	$—	$450,000		—%
Sean F. Griffin	$440,300	$500,000		13.6%
Joseph J. Traficanti	$367,150	$380,000		3.5%
Eric A. Dorne	$316,900	$355,000		12.0%

(1)
For each Named Executive Officer, except for Mr. Zechmeister, fiscal 2015 base salaries were effective as of August 3, 2014 and fiscal 2016 base salaries were effective as of December 20, 2015. Mr. Zechmeister was hired effective September 14, 2015 and was appointed as Senior Vice President, Chief Financial Officer and Treasurer, effective October 16, 2015, replacing Mr. Shamber. His base salary was effective September 14, 2015.

(2)	Mr. Shamber's employment was terminated on December 31, 2015. He was paid a base salary of $166,156 in fiscal 2016 prior to the termination of his employment.
Performance-Based Annual Cash Incentive Compensation
The Compensation Committee is responsible for setting the minimum thresholds of our performance-based annual cash incentive compensation discussed below. Receipt of this compensation is contingent upon satisfaction of these Company-wide metrics established by the Compensation Committee together with specific Company-wide, division-level or individual financial or operational performance goals. In the case of our President and Chief Executive these goals are determined by the Compensation Committee after consultation with the Chief Financial Officer and Senior Vice President of Human Resources. For all other Named Executive Officers these goals are recommended by our President and Chief Executive Officer, Senior Vice President of Human Resources and Chief Financial Officer and approved by the Compensation Committee. The factors considered in setting this target compensation vary depending on the individual executive, but generally relate to strategic projects or financial factors such as net sales, gross margin, operating income, return on invested capital, earnings per diluted share, and other measures of our profitability.
Minimum Performance Hurdle. For fiscal 2016, as a condition for paying out annual cash incentive compensation to any of the Named Executive Officers, we required that we maintain a ratio of total debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") not to exceed 3.0x, maintain compliance with our debt covenants under our credit facilities, achieve a minimum level of adjusted EBIT (defined as earnings before non-operating expenses (interest expense, interest income and other expense) as adjusted in the manner provided for in the plan (“adjusted EBIT”) originally set at $247.3 million, on a GAAP basis, and as described below was later reduced to $223.8 million in February 2016 and reduced again in June 2016 to $216.1 million based on updated projections for our fiscal 2016 performance, and fully fund a profit sharing program we instituted to replace our Employee Stock Ownership Plan (“ESOP”). If these thresholds were not met, our Named Executive Officers would not be eligible to receive annual performance-based cash incentive payouts, regardless of their individual respective achievements. For fiscal 2016, each of these minimum performance hurdles (after, in the case of the adjusted EBIT threshold, the revisions to that target were approved) was achieved. Our ratio of total debt to EBITDA was 2.0x, we were in compliance with our debt covenants, our adjusted EBIT was $224.1 million and we fully funded the profit sharing plan we established to replace the ESOP.

Performance Based Annual Incentive Targets. As discussed in more detail below, for the Named Executive Officers, the annual cash awards for fiscal 2016 at various performance levels were as follows:

		Applicable Targets as % of 2016 Salary
Named Executive Officer		Threshold	Target	Stretch
Steven L. Spinner	(1)	50%	100%	200%
Michael P. Zechmeister		35%	75%	150%
Sean F. Griffin		35%	75%	150%
Joseph J. Traficanti		25%	50%	100%
Eric A. Dorne		25%	50%	100%

(1)	Mr. Spinner's target-level payout increased from 75% of his salary to 100% of his salary as a result of the 2015 competitive market assessment reviewed by the Compensation Committee.
Mr. Shamber was not eligible for a performance-based annual cash incentive in fiscal 2016 as a result of his transitioning responsibilities.
Corporate level Performance Metrics. In initially setting the performance targets for fiscal 2016, the Compensation Committee reviewed historical levels of performance, the competitive environment and company-specific initiatives contemplated for fiscal 2016. In establishing the intended degree of difficulty of the payout levels for each performance metric, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the initial targets related to "threshold" performance were achievable in light of budgeted expectations, but the payouts for "target" performance and "stretch" performance each required significant improvement over the prior year's comparable performance after taking into account the impact of important company-specific initiatives designed to support our growth and enhance our long-term operating results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. Generally, company-level financial goals, including consolidated operating income, consolidated earnings per diluted share, consolidated gross profit percentage, return on invested capital, and regional or division-level operating income made up 80% of the Named Executive Officer's targeted performance-based annual incentive compensation. One or more strategic goals tailored for each Named Executive Officer based on his responsibilities made up the remaining 20% of the Named Executive Officer’s targeted performance-based annual incentive compensation. This was true in fiscal 2016 for all Named Executive Officers. The Compensation Committee believes that linking a majority of the Named Executive Officers' annual cash incentive compensation to company-level financial metrics is appropriate. The mix of company-level metrics provides a balanced performance-measurement framework that captures earnings, profitability, and capital efficiency. Weightings on company-wide measures for each Named Executive Officer are determined based on each executive’s role and the factors that the executive can influence.  The Compensation Committee also believes that in most cases it is appropriate to link a portion of a Named Executive Officer's annual cash incentive compensation to individual objectives related to the executive’s area of responsibility.
The following is a breakdown of which company-level financial goals applied to each of the Named Executive Officers:

Performance Measures
Named Executive Officer	Consolidated EBIT	Consolidated revenue	Consolidated earnings per diluted share	Return on invested capital	Free cash flow
Steven L. Spinner			X	X
Michael P. Zechmeister			X	X	X
Sean F. Griffin	X	X		X
Joseph J. Traficanti	X			X
Eric A. Dorne	X	X		X

Initial Establishment of Performance Metrics. The performance targets tied to company-level financial goals selected by the Compensation Committee for the Named Executive Officers for fiscal 2016, were initially set in September 2015 at the following amounts:

	Applicable Targets
Performance Measures (1)	Threshold	Target	Stretch
Consolidated EBIT in $000's	$247,306	$253,369	$262,000
Consolidated revenue in $000's	$8,512,377	$8,624,309	$8,717,002
Consolidated earnings per diluted share	$2.80	$2.85	$2.92
Return on invested capital (2)	7.71%	7.98%	8.19%
Free cash flow in $000's	$75,000	$100,000	$135,000

(1)	Details regarding the performance measures and the associated levels of performance payout percentage for each of our Named Executive Officers are included below.

(2)
Return on invested capital for purposes of the performance-based annual cash incentive compensation represents net operating profit after income taxes, divided by the sum of total debt and stockholders' equity.

(3)	Free cash flow is net cash provided by operating activities less capital expenditures.
Initial Modification to Performance Metrics. On October 23, 2015, the Compensation Committee, after discussions with management regarding management’s revised expectations for fiscal 2016 performance and consideration of the “all or nothing” design feature of the annual cash incentive plan’s use of a threshold level of adjusted EBIT before any portion of the annual cash incentive plan would be funded, approved modifications to the threshold level of adjusted EBIT that was required to be achieved before the plan was funded and to certain of the company-level financial goals applicable to the Named Executive Officers. These revised metrics were as follows:

	Applicable Targets
Performance Measures (1)	Threshold	Target	Stretch
Consolidated EBIT in $000's	$223,754	$254,369	$262,000
Consolidated revenue in $000's	$8,512,377	$8,624,309	$8,717,002
Consolidated earnings per diluted share	$2.45	$2.85	$2.92
Return on invested capital (2)	6.97%	7.98%	8.19%
Free cash flow in $000's	$75,000	$100,000	$135,000

(1)	Details regarding the performance measures and the associated levels of performance payout percentage for each of our Named Executive Officers are included below.

(2)
Return on invested capital for purposes of the performance-based annual cash incentive compensation represents net operating profit after income taxes, divided by the sum of total debt and stockholders' equity.

(3)	Free cash flow is net cash provided by operating activities less capital expenditures.
Subsequent Modification to Performance Metrics. On June 1, 2016, the Compensation Committee, after additional discussions with management regarding management’s revised expectations for fiscal 2016 performance, approved additional modifications to the threshold level of adjusted EBIT that was required to be achieved before the plan was funded and to certain of the company-level financial goals applicable to the Named Executive Officers. These revised metrics were as follows:

	Applicable Targets
Performance Measures (1)	Threshold	Target	Stretch	Actual Adjusted Performance
Consolidated EBIT in $000's	$216,112	$254,369	$262,000	$223,784	(2)
Consolidated revenue in $000's	$8,512,377	$8,624,309	$8,717,002	$8,469,515	(2)
Consolidated earnings per diluted share	$2.45	$2.85	$2.92	$2.53	(2)
Return on invested capital (3)	6.73%	7.98%	8.19%	7.21%	(2)
Free cash flow in $000's (4)	$75,000	$100,000	$135,000	$255,234

(1)	Details regarding the performance measures and the associated levels of performance payout percentage for each of our Named Executive Officers are included below.

(2)	See discussion of adjustments related to our actual results with respect to these metrics under the caption "Determination of Performance-Based Annual Cash Incentive Plan Payouts" below.

(3)
Return on invested capital for purposes of the performance-based annual cash incentive compensation represents net operating profit after income taxes, divided by the sum of total debt and stockholders' equity.

(4)
Free cash flow is net cash provided by operating activities less capital expenditures. For fiscal 2016 net cash provided by operating activities was $296.6 million and capital expenditures were $41.4 million, resulting in free cash flow of $255.2 million.

When it determined to modify certain of the performance metrics tied to company-level performance in October 2016 and again in June 2016, the Compensation Committee considered the need for any payments under the annual cash incentive plan to remain deductible to the Company. Because the modifications to the company-level performance metrics were made after the 90th day of fiscal 2016, payouts under the annual cash incentive plan would not qualify as performance-based compensation under Section 162(m) of the Code. Therefore, the Compensation Committee provided, at the time it approved the amendments to the company-level performance criteria, that all payments under the annual cash incentive plan would be capped such that payments under the plan, when combined with any other compensation that was not deductible, would not exceed $1,000,000.
In addition to the above-listed performance targets, certain of the Named Executive Officers had other performance goals that were specific to the individual for fiscal 2016 that are described in more detail below.
Determination of Performance-Based Annual Cash Incentive Plan Payouts. If the minimum performance hurdles of our annual cash incentive plan are achieved, the Compensation Committee reviews the performance of each Named Executive Officer during the performance period and determines the level of performance-based compensation, if any, to be awarded to each Named Executive Officer. This amount may not exceed the amount of payouts for "stretch" performance. However, the Compensation Committee may, in its discretion, award an amount less than the amount attributable to a certain level of performance that was attained.
The Compensation Committee determined in September 2016 that the most recently modified minimum performance hurdle related to adjusted EBIT had been achieved as had the thresholds related to the level of our debt, expressed as a percentage of EBITDA, compliance with our debt covenants and funding of the profit sharing plan, and the actual amounts earned by the Named Executive Officers were determined and paid in a single lump sum in the first quarter of fiscal 2017, unless the executive had previously elected to defer such compensation into the Deferred Compensation Plan.
When measuring our performance against the adjusted EBIT and adjusted ROIC targets, the Compensation Committee approved the use of our fiscal 2016 adjusted results. The adjusted results excluded approximately $0.8 million of EBIT in the aggregate related to (i) estimated pre-tax income generated in fiscal 2016 as a result of acquisitions of Haddon House Food Products ("Haddon"), Nor-Cal Produce, Inc. ("Nor-Cal"), and Global Organic Specialty Source, Inc. ("Global"), (ii) pre-tax expense for acquisition-related costs, (iii) unbudgeted pre-tax restructuring expense related to (x) fiscal 2016 cost saving measures, (y) impairment and restructuring charges related to our Earth Origins Market business, and (z) costs associated with the closure of a Canadian facility, and (iv) pre-tax expense for an out of period adjustment related to early payment discounts on inventory purchases. The Compensation Committee believed it was appropriate to adjust for the impact of these items in light of the fact that these transactions had not been entered into or had not been contemplated at the time the performance targets were established. As a result, our GAAP EBIT of $224.1 million was adjusted downward to $223.8 million. In addition to the income statement adjustments noted above, our GAAP ROIC was adjusted to exclude approximately $306.7 million of long-term debt we incurred to finance our acquisitions of Haddon, Nor-Cal and Global. As a result, our ROIC of 6.88% calculated on a GAAP basis for fiscal 2016 was adjusted upward to 7.21%.
When measuring our performance against the consolidated revenue target, the Compensation Committee approved the use of our adjusted consolidated revenue. The adjusted consolidated revenue excluded the effect of an immaterial adjustment of approximately 0.01% of consolidated revenue related to our Canadian operations. As a result, our consolidated revenue of $8,470,286,000 calculated on a GAAP basis for fiscal 2016 was adjusted downward to $8,469,515,000.

When measuring our performance against diluted earnings per share, the Compensation Committee approved the use of our fiscal 2016 adjusted diluted earnings per share. The adjusted diluted earnings per share excluded the effect of approximately $0.03 of earnings per diluted share in the aggregate related to (i) the estimated diluted earnings per share contribution from the acquisitions of Haddon, Nor-Cal and Global, net of the impact of the related acquisition costs, and (ii) the net loss per share related to the restructuring and impairment costs and out of period adjustment described above. As a result, our consolidated earnings per diluted share of $2.50 per share calculated on a GAAP basis for fiscal 2016 were adjusted upward to $2.53 per share.
The following table sets forth for each Named Executive Officer the total amount of performance-based annual incentive awards targeted for the Named Executive Officer (which represents the "target" level) and the actual amount of performance-based annual incentive awards earned by the Named Executive Officer expressed in dollars, as a percentage of the Named Executive Officer's base salary, and as a percentage of the such targeted amount:

	Performance-Based Annual Incentive Payment		Actual Performance-Based Annual Incentive Payment
Named Executive Officer	Target	Actual	As a Percentage of Actual Salary	As a Percentage of Target
Steven L. Spinner	$889,346	$0	—%	—%
Michael P. Zechmeister	$298,557	$198,755	49.9%	66.6%
Sean F. Griffin	$357,779	$183,145	38.4%	51.2%
Joseph J. Traficanti	$187,529	$100,389	26.8%	53.5%
Eric A. Dorne	$170,173	$106,125	31.2%	62.4%
Details regarding the performance targets and the associated levels of performance payout percentage that have been paid for fiscal 2016 for each of our Named Executive Officers are included below. Set forth below is the amount of annual incentive compensation, expressed as a percentage of base salary, that each Named Executive Officer earned and could have earned based on "threshold", "target" and "stretch" fiscal 2016 performance:
Steven L. Spinner

	Annual Incentive Payout as % of Actual Salary
Individual Goals	Threshold	Target	Stretch	Actual (1)
Return on invested capital	25.0%	50.0%	100.0%	—%
Consolidated earnings per diluted share	15.0%	30.0%	60.0%	—%
Strategic plan execution (2)	10.0%	20.0%	40.0%	—%
Total:	50.0%	100.0%	200.0%	—%

(1)
As described above, no payments under the annual cash incentive plan were permitted if such payments, when combined with all of Mr. Spinner’s other compensation that was not deductible, exceeded $1,000,000. Accordingly, Mr. Spinner received no payment under the fiscal 2016 annual cash incentive plan.

(2)
In setting the performance metric applicable to Mr. Spinner based on strategic plan execution, the Compensation Committee based the performance metric on completing key strategic acquisitions and increasing the number of products that we sell to customers particular at the perimeter of the store. Because Mr. Spinner did not receive any payout under the annual cash incentive plan, his performance against the target was not evaluated for purposes of calculating any payouts to him under the plan.

Michael P. Zechmeister

	Annual Incentive Payout as % of Actual Salary
Individual Goals	Threshold	Target	Stretch	Actual
Return on invested capital	17.5%	37.5%	75.0%	22.2%
Consolidated earnings per diluted share	10.5%	22.5%	45.0%	9.2%
Free cash flow from operations	3.5%	7.5%	15.0%	15.0%
Staff and deploy a specific new finance sub-team (1)	3.5%	7.5%	15.0%	3.5%
Total:	35.0%	75.0%	150.0%	49.9%

(1)
In setting the performance metric applicable to this goal, the Compensation Committee set the goal based on staffing and the deployment of a specific new finance sub-team. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. We believe that Mr. Zechmeister made significant progress against this challenging long-term strategic goal. The payout with respect to this metric was determined to be at "threshold" level of performance.

Sean F. Griffin

	Annual Incentive Payout as % of Actual Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	17.5%	37.5%	75.0%	17.5%
Return on invested capital	7.0%	15.0%	30.0%	8.9%
Consolidated revenue	3.5%	7.5%	15.0%	—%
Service to inventory (1)	3.5%	7.5%	15.0%	12.0%
Broadline operating income (2)	3.5%	7.5%	15.0%	—%
Total:	35.0%	75.0%	150.0%	38.4%

(1)
In setting the performance metrics applicable to Mr. Griffin based on service to inventory levels, we considered historical levels of performance and based the performance metric on results that were improvements over the prior year's results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric.

(2)
In setting the performance metrics applicable to Mr. Griffin based on the performance of our Broadline operations, we considered historical levels of performance and based the performance metric on results that were improvements over the prior year's results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. Mr. Griffin did not achieve the "threshold" performance level for Broadline operating income.

Joseph J. Traficanti

	Annual Incentive Payout as % of Actual Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	12.5%	25.0%	50.0%	12.5%
Return on invested capital	7.5%	15.0%	30.0%	9.3%
Manage legal expenses (1)	2.5%	5.0%	10.0%	—%
Manage internal audit deficiencies (2)	2.5%	5.0%	10.0%	5.0%
Total:	25.0%	50.0%	100.0%	26.8%

(1)
In setting the performance metric applicable to Mr. Traficanti based on legal expenses, we based the performance metric on results that would provide a measurable cost savings compared to the prior year's results. For the performance metric, the "target" set for legal expenses as a percentage of consolidated net sales was approximately 0.0536% and a target of approximately 0.0483% was set for "stretch." Mr. Traficanti did not achieve the "threshold" performance level for legal expenses, which was 0.0587%.

(2)
In setting the performance metric applicable to Mr. Traficanti based on internal audit deficiencies, we based the performance metric on results that would be measurable compared to prior year's results. The target was met if the number of deficiencies reported upon completion of the fiscal 2016 audit was less than the number reported in the prior year.

Eric A. Dorne

	Annual Incentive Payout as % of Actual Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	12.5%	25.0%	50.0%	12.5%
Return on invested capital	5.0%	10.0%	20.0%	6.2%
Consolidated revenue	2.5%	5.0%	10.0%	—%
Manage IT expenses (1)	2.5%	5.0%	10.0%	10.0%
IT systems conversions (2)	2.5%	5.0%	10.0%	2.5%
Total:	25.0%	50.0%	100.0%	31.2%

(1)
In setting the performance metric applicable to Mr. Dorne based on IT expenses, we based the performance metric on results that would provide a measurable cost savings compared to the prior year's results. For this performance metric, the "target" set for IT expenses as a percentage of consolidated net sales was approximately 0.890% and a target of approximately 0.875% was set for "stretch."

(2)
In setting the performance metric applicable to this goal, the Compensation Committee set the goal based on IT system conversions. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. We believe that Mr. Dorne made significant progress against this challenging long-term strategic goal in fiscal 2016. The payout with respect to this metric was determined to be at "threshold" level of performance.

Long-term Equity-Based Incentive Program
Our core long-term equity-based incentive program in fiscal 2016 for our Named Executive Officers other than Mr. Zechmeister and Mr. Shamber consisted of time-based vesting restricted stock units and performance-based vesting restricted stock units. The grant date fair values of time-based vesting restricted stock units and performance-based vesting restricted stock units each represented approximately 50% of the aggregate grant date fair value of the core long-term equity-based awards to each of the Named Executive Officers. Mr. Shamber was not granted equity awards in fiscal 2016 and Mr. Zechmeister was awarded 33,030 stock options and 29,410 time-based vesting restricted stock units as an “on-boarding” grant in lieu of participation in our core long-term equity program. In addition to grants pursuant to our core long-term equity-based incentive program, the Compensation Committee approved an additional award of time-based vesting restricted stock units to each of Messrs. Spinner, Griffin, Traficanti and Dorne in amounts equal to 25%, 50%, 25% and 25%, respectively, of the Named Executive Officer’s base salary. These grants were made as a result of the Compensation Committee’s consideration of a competitive marketplace assessment that reflected that these individuals’ total compensation was below amounts paid to employees with similar responsibilities within companies of a similar size to the Company.
In setting our Named Executive Officers' equity-based compensation for fiscal 2016, the Compensation Committee believed that a mix of time- and performance-based vesting restricted stock units, and stock options for Mr. Zechmeister as part of his onboarding package, provided a Named Executive Officer with an incentive to improve our stock price performance and a direct alignment with stockholders' interests, as well as a continuing stake in our long-term success. In addition, because the time-based equity awards vest ratably over four years, and the performance units vest two years from the date of grant, if earned, we believe these awards provide strong incentives for the executives to remain employees of ours.
In addition to the grants made under our core long-term equity-based incentive program described above, we granted Mr. Spinner performance units with performance metrics tied to our performance during fiscal 2016 as described below.
All of our equity awards are made pursuant to plans that have been approved by stockholders.
Timing of Awards. The Compensation Committee generally makes equity-based grants in September of each year when the Compensation Committee also approves changes to our executive officers' annual base salaries, if any. These grants are effective after we have publicly released our preliminary results of operations for the recently completed fiscal year. The Compensation Committee may also make equity-based grants from time to time for new executive officers (as was done for Mr. Zechmeister) or upon a significant change in an executive officers' job scope and responsibility.
Determinations of Awards. The Compensation Committee reviews and approves annual equity-based awards for all of our eligible employees, including our Named Executive Officers. In fiscal 2016, the Compensation Committee determined the target grant date fair value of equity awards was to be based on percentages of the recipient's then base salary dependent on the eligible employee's position within the company. For our executive officers, including our Named Executive Officers, except for Mr. Spinner, Mr. Griffin and Mr. Shamber, the percentages used for fiscal 2016 grants related to our core program were 150% of fiscal 2015 base salary. Percentages used for fiscal 2016 grants for Mr. Spinner and Mr. Griffin were 162.5% and 175%, respectively, of fiscal 2015 base salary. Mr. Zechmeister did not receive a grant under the core program, but rather received an "onboarding" grant of stock options and time-based vesting restricted stock units with a grant date fair value of $2,020,000, allocated 25% to stock options and 75% to restricted stock units. Mr. Shamber was not eligible for an equity award in fiscal 2016 due to his transitioning responsibilities. As discussed below, certain of our Named Executive Officers received an additional grant of time-based vesting restricted stock units in fiscal 2016 to bring total compensation for these individuals in line with market based on the competitive market assessment reviewed by the Compensation Committee. Also, our Chief Executive Officer received additional performance units in order to incentivize him to achieve financial results for fiscal 2016 and deliver a target total pay opportunity that the Compensation Committee considered to be competitive with the market.
The Compensation Committee may disregard these guideline ranges for an employee, including a Named Executive Officer, upon a determination that other factors should result in an equity award that exceeds or is less than the specified range based on the executive's position with us. These factors may include consideration of competitive compensation data, a recent change in assigned duties, retention considerations or the historical performance of the executive. The Compensation Committee also considers the recommendations of members of senior management with respect to the mix of time-based vesting restricted stock units and performance-based vesting restricted stock units.
Time-Based Vesting Restricted Stock Units. For fiscal 2016, the Compensation Committee awarded approximately 50% of the grant date fair value of the Named Executive Officers' (except for Messrs. Shamber and Zechmeister) long-term, equity-based incentive compensation under our core program in the form of time-based vesting restricted stock units pursuant to the 2012 Equity Plan. These awards were granted effective September 17, 2015. For fiscal 2016, certain Named Executive Officers were also awarded additional time-based vesting restricted stock units pursuant to the 2012 Equity Plan. Mr. Spinner was granted an award with a grant date fair value equal to $729,372, Mr. Griffin was granted an award with a grant date fair value equal to $385,263, Mr. Traficanti was granted an award with a grant date fair value equal to $137,681, and Mr. Dorne was granted an award with a grant date fair value of $118,838. These additional grants were provided to those Named Executive Officers whose total compensation package was determined to be below market based on their responsibilities in comparison to individuals with similar responsibilities as outlined in the competitive market assessment reviewed with the Compensation Committee by Semler Brossy in fiscal 2015 and are meant to bring total targeted compensation in line with market. The time-based vesting restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant and are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in Fiscal 2016.
Performance-Based Vesting Restricted Stock Units. The following information summarizes our long-term equity grants made in fiscal 2016 under our core program and the settlement of our long-term equity grants made in fiscal 2015, which had performance criteria tied to the one and two-year periods ended July 30, 2016, respectively.
Fiscal 2016 Grant. For fiscal 2016, the Compensation Committee awarded approximately 50% of the grant date fair value of the Named Executive Officers' long-term, equity-based incentive compensation under our core program in the form of performance units denominated in shares pursuant to the 2012 Equity Plan. The number of shares that may vest at the “threshold,” “target” and “stretch” levels of performance are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in Fiscal 2016.
The fiscal 2016 awards of the performance units utilize two equally-weighted performance criteria—adjusted return on invested capital ("adjusted ROIC"), which for purposes of the fiscal 2016 award we define as net operating profit after income taxes, divided by the sum of total debt and stockholders' equity, adjusted for the matters described below, and adjusted EBIT, calculated in a manner consistent with our annual cash incentive plan. The relevant measurement period is the second year of the performance period (i.e., fiscal 2017) in order to reflect our performance at the end of the performance period.
In addition, the amount of performance units that may be earned may be increased or decreased by up to 10% based on our total shareholder return compared to the total shareholder return of the S&P 400 Mid Cap Index in each case for the performance period (“Relative TSR”).
For purposes of determining adjusted EBIT and adjusted ROIC pursuant to these awards, the Compensation Committee shall exclude from our GAAP results any costs or expenses related to any of the following events or matters: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring (including acquisitions and dispositions) programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year, and (vi) any expenses for share-based compensation under ASC Topic 718. In the event we disposed of any line of business during fiscal 2016, adjusted EBIT and/or adjusted ROIC was to be adjusted appropriately (based on the number of days during the year during which the line of business was operated) to reflect the disposition. After application of the foregoing mandatory adjustments, the Compensation Committee could exercise negative discretion to increase the performance metrics or lower the Company’s actual results in order to account for the effects of matters the Compensation Committee determines in its sole discretion are not adequately reflected in EBIT and/or ROIC, as adjusted.
The performance metrics underlying these performance units were established by the Compensation Committee based on our business planning process with target level of performance established at levels that were, at the time of the grant, consistent with our internally prepared projections with significant improvements over those projections required to achieve above-target payouts and a threshold level of adjusted ROIC established below which none of the performance units would be earned.
Settlement of Fiscal 2015 Awards. At the conclusion of fiscal 2016, the two-year performance period concluded with respect to performance units granted to our Named Executive Officers that were employed by the Company in September 2014. Like the fiscal 2016 grants, these awards of performance units had two equally-weighted performance criteria. The applicable Named Executive Officers were eligible to earn between 0% and 200% of their targeted award, depending on our performance during the relevant measurement periods with respect to five levels of performance for adjusted ROIC and four levels of performance for Relative TSR. For adjusted ROIC, the relevant measurement period was the second year of the performance period (i.e., fiscal 2016) in order to reflect our performance at the end of the performance period, and for Relative TSR, the relevant measurement period was the full two years of the performance period beginning on August 2, 2014 and ending on July 30, 2016. The following table illustrates the Relative TSR and adjusted ROIC performance metrics and the corresponding payout levels for the measurement period:

Payout (1)	ROIC	Relative TSR
25%	8.92%
50%	9.07%	- 1,253 BPS
100%	9.22%	S&P 400 Mid Cap Index
150%	9.37%	+ 512 BPS
200%	9.52%	+1,025 BPS

(1)
The payout percentages apply with respect to each of the equally-weighted performance criteria. For example, if our adjusted ROIC for the relevant measurement period was 9.22% and our total shareholder return for the relevant measurement period was 1,253 basis points or less below the S&P 400 Mid Cap Index, 100% of the portion of the award tied to adjusted ROIC would vest (or 50% of the total award) and 50% of the portion of the award tied to Relative TSR would vest (or 25% of the total award), resulting in an aggregate of 75% of the total award vesting.

On September 7, 2016, the Compensation Committee met to determine what percentage of the performance-units granted in fiscal 2015 with performance metrics tied to fiscal 2016 performance had been earned. When calculating our adjusted ROIC for fiscal 2016, the Compensation Committee approved the use of adjusted ROIC, which adjusted our GAAP-based ROIC in accordance with the terms of the applicable award agreements pursuant to which the performance units had been granted to eliminate the impact of the approximately $1.5 million of earnings in the aggregate related to (i) pre-tax income generated in fiscal 2016 as a result of acquisitions of Haddon, Nor-Cal and Global, (ii) estimated pre-tax expense for acquisition-related costs, (iii) pre-tax restructuring expense related to, (x) fiscal 2016 cost saving measures, (y) impairment and restructuring charges related to our Earth Origins Market business, and (z) costs associated with the closure of a Canadian facility, (iv) pre-tax expense for an out of period adjustment related to early payment discounts in inventory purchases, and (v) the pre-tax impact to operating income related to the capital lease treatment of our Providence, Rhode Island headquarters. The Compensation Committee believed it was appropriate to adjust for the impact of these items in light of the fact that these transactions had not been entered into or had not been contemplated at the time the performance targets were established. In addition, an adjustment was made to total debt to exclude approximately $306.7 million of long term debt we incurred to finance our acquisitions of Haddon, Nor-Cal and Global and approximately $13.8 million in additional debt we incurred related to the capital lease treatment of our Providence, Rhode Island headquarters. As a result, our ROIC of 6.88% calculated on a GAAP basis for fiscal 2016 was adjusted upward to 7.32%, which was below "threshold" performance levels. As a result, the Compensation Committee did not approve the vesting of any units of the portion of the fiscal 2015 award tied to adjusted ROIC in fiscal 2016.

In addition, the Compensation Committee determined that our Relative TSR for the two-year period ended July 30, 2016 was 2,916 basis points below the S&P Mid Cap 400 Index TSR. As a result, the Compensation Committee did not approve the vesting of any units of the portion of the fiscal 2015 award tied to Relative TSR over the two-year period ended July 30, 2016.
Additional Performance Units Granted to CEO. Our Chief Executive Officer also received additional performance units granted in September 2015 in order to incentivize him to achieve financial results for fiscal 2016 and deliver a target total pay opportunity that the Compensation Committee considered to be competitive with the market. On September 9, 2015, the Compensation Committee granted Mr. Spinner an award of performance units based on a targeted grant value of $1.5 million from the 2012 Equity Plan with a matrix of two equally-weighted performance criteria—adjusted ROIC and adjusted EBIT. Mr. Spinner was eligible to earn between 0% and 200% of his targeted award, depending on our performance during fiscal 2016 based on the following performance matrix:

		Adjusted EBIT ($ Thousands)
		<$247,306	$250,338	$253,369	$257,685	$262,000
Adjusted Return on Invested Total Capital	>8.19%	60%	75%	125%	150%	200%
	8.09%	50%	60%	110%	125%	150%
	7.98%	0%	50%	100%	110%	125%
	7.85%	0%	0%	50%	60%	75%
	7.71%	0%	0%	0%	50%	60%
On September 7, 2016, the Compensation Committee met to determine what percentage of the fiscal 2016 performance-units with a one-year performance period granted to Mr. Spinner had been earned. When calculating our adjusted ROIC for fiscal 2016, the Compensation Committee approved adjusted ROIC, which adjusted our GAAP-based ROIC in accordance with the terms of the applicable award agreements pursuant to which the performance units had been granted to eliminate the impact of the approximately $0.8 million in the aggregate related to (i) estimated pre-tax income generated in fiscal 2016 as a result of acquisitions of Haddon, Nor-Cal, and Global, (ii) pre-tax expense for acquisition-related costs, (iii) unbudgeted pre-tax restructuring expense related to, (x) fiscal 2016 cost saving measures, (y) impairment and restructuring charges related to our Earth Origins Market business, and (z) costs associated with the closure of a Canadian facility, and (iv) pre-tax expense for an out of period adjustment related to early payment discounts on inventory purchases. The Compensation Committee believed it was appropriate to adjust for the impact of these items in light of the fact that these transactions had not been entered into or had not been contemplated at the time the performance targets were established. As a result, our GAAP EBIT of $224.1 million was adjusted downward to $223.8 million. In addition to the income statement adjustments noted above, our GAAP ROIC was adjusted to exclude approximately $306.7 million of long-term debt we incurred to finance our acquisitions of Haddon, Nor-Cal and Global. As a result, our ROIC of 6.88% calculated on a GAAP basis for fiscal 2016 was adjusted upward to 7.21% which was below the “threshold” performance level. As a result, our adjusted EBIT was not relevant for whether the performance units had been earned and the Compensation Committee did not approve the vesting of any of the performance units for Mr. Spinner that were granted in September 2015 and tied to our fiscal 2016 performance.
On-boarding equity grant to Chief Financial Officer. Mr. Zechmeister received an initial "on-boarding" equity grant with a value of $2,020,000 in order to compensate him for his outstanding equity grants and other compensation forfeited from his previous employer. This award was split between 33,030 stock options and 29,410 restricted stock units and will vest in four equal annual installments beginning on the first anniversary of the grant date of the award.
Other Compensation and Benefits
The Named Executive Officers (other than Mr. Shamber whose employment had terminated) are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, the Named Executive Officers are eligible to participate in the Deferral Plans. We provide the Named Executive Officers (other than Mr. Shamber) with the ability to defer compensation as a competitive pay practice so they may save amounts in a non-qualified retirement plan that are greater than the amount permitted to be deferred under the 401(k) Plan. For a description of the Deferral Plans, see EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2016 below. We do not have any defined benefit pension plans available to our Named Executive Officers.
Perquisites and Other Benefits. We provide certain Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer's total compensation and includes, for certain Named Executive Officers, contributions to our defined contribution plan, the payment of premiums for life insurance, automobile allowances, corporate housing and commuting air travel reimbursement. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.
Fiscal 2017 Compensation Changes
For fiscal 2017, the Compensation Committee made certain changes to the compensation program for the Named Executive Officers (other than Mr. Shamber whose employment had terminated) tied to base salary, performance-based annual cash incentive and long-term equity based incentive compensation.
As described above under Competitive Marketplace Assessment, the Compensation Committee determined to conduct competitive market assessments when analyzing and setting the compensation of our Named Executive Officers every two years as opposed to annually and did not perform such an assessment in setting fiscal 2015 compensation. Accordingly, when it established the compensation for fiscal 2016, the Compensation Committee, with the assistance of Semler Brossy, reviewed a broad-based market assessment. In selecting appropriate data for purposes of setting fiscal 2016 compensation, the Compensation Committee considered companies with revenue between $5 and $10 billion and the market midpoint was defined as the average of the 25th and 50th percentiles to account for the low-margin nature of our business relative to general industry companies.
Base Salary. Base salary remains an important component of a Named Executive Officer's total compensation and for fiscal 2016 base salaries were generally targeted in the 25th to 50th percentile of the market assessment. For fiscal 2017, the base salary for each of the Named Executive Officers has been increased over fiscal 2016 levels by the percentage noted below. With the exception of Mr. Griffin and Mr. Dorne, the percentage increases are consistent with the merit pool for the Company as a whole. In the case of Mr. Griffin, the competitive market place assessment performed in the prior year determined that his base salary was below market for an employee performing comparable duties and his increase is indicative of our attempt to close this gap. Effective October 1, 2016, Mr. Dorne was appointed to a new role and the change in his base salary reflects the additional responsibilities he has assumed. Set forth below are the fiscal 2016 and fiscal 2017 base salaries for the Named Executive Officers and the percentage change between periods. The fiscal 2017 base salaries were effective for the first pay period in October 2016.

Named Executive Officer	Fiscal 2016 Base Salary	Fiscal 2017 Base Salary	Percentage Change
Steven L. Spinner	$900,000	$922,500	2.5%
Michael P. Zechmeister	$450,000	$461,250	2.5%
Sean F. Griffin	$500,000	$550,000	10.0%
Joseph J. Traficanti	$380,000	$389,500	2.5%
Eric A. Dorne	$355,000	$383,400	8.0%
Annual Cash Incentive Plan. For fiscal 2017 the Compensation Committee approved changes to the Company’s annual cash incentive plan. The principal change to the plan for fiscal 2017, when compared to fiscal 2016, is the elimination of an EBIT target as a minimum performance hurdle below which no portion of the plan will be funded. This change reflects the Compensation Committee’s desire to migrate away from an “all or nothing” plan design to a design where each individual Named Executive Officer’s performance goals tied to company-level performance are more appropriately tailored to his position. Although the minimum performance hurdle has been eliminated, the annual cash incentive plan includes a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved before participants that are “covered employees” as that term is defined in Section 162(m) of the Code will be eligible to receive payouts under the plan. This earnings per diluted share target constitutes the performance metric required under Section 162(m) of the Code. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any participant is to receive a payout for any performance metric tied to the company-level performance metrics. Each Named Executive Officer’s possible payout under the annual cash incentive plan at threshold, target and maximum level of performance, expressed as a percentage of his base salary, is unchanged from fiscal 2016 levels.
Long-Term Equity-Based Incentive Compensation. For fiscal 2017, the Named Executive Officers have been awarded a mixture of time-based vesting restricted stock units and performance-based vesting restricted stock units. Messrs. Spinner, Griffin, and Zechmeister were granted an award equal to $1,462,500, $1,000,000, and $900,000, respectively, or 162.5%, 200% and 200% of their fiscal 2016 base salaries at target level payout. Each additional Named Executive Officer (other than Mr. Shamber), was granted an award equal to 150% of their fiscal 2016 base salaries at target level payout, or $570,000 and $532,500 in the case of Mr. Traficanti and Mr. Dorne, respectively.
The time-based vesting restricted stock units and performance-based vesting restricted stock units each account for 50% of the total targeted grant date fair value of the award. The time-based vesting restricted stock units will vest in four equal installments beginning on the first anniversary of the date of grant. The performance-based vesting restricted stock units were denominated in shares based on the closing stock price of our common stock on the date of grant. The performance-based vesting restricted stock units have two equally-weighted performance criteria - adjusted ROIC and adjusted EBITDA (defined as earnings before non-

operating expenses (interest expense, interest income and other expense), depreciation, amortization and provision for income taxes, as adjusted by the Compensation Committee in the manner provided for in the award agreement (“adjusted EBITDA”) for fiscal 2018. The applicable Named Executive Officers are eligible to earn between 0% and 200% of their targeted award, depending on our performance during the relevant measurement period with respect to five levels of performance for adjusted ROIC and adjusted EBITDA, respectively. In addition to the performance criteria tied to adjusted ROIC and adjusted EBITDA, the Compensation Committee approved the ability to adjust the number of units that will vest upward or downward by up to 10% depending on how our common stock price performs relative to the S&P Mid Cap 400 Index over the performance period. In addition to his two-year performance-based restricted stock unit award described above, Mr. Spinner was awarded $1,500,000 of performance-based restricted stock units (at target-level performance) with performance metrics tied to fiscal 2017. Mr. Spinner can earn up to 200% of the targeted award. These performance units have performance criteria tied to adjusted ROIC and adjusted EBITDA for fiscal 2017. This performance award was denominated in shares based on the closing price of our common stock on the date of grant.
The Compensation Committee determined that adjusted EBITDA, rather than adjusted EBIT, was the appropriate performance metric against which to measure our performance in fiscal 2018 to determine whether a portion of the performance-based vesting restricted stock units would be earned in light of the increased levels of depreciation and amortization expense we are incurring as a result of the numerous acquisitions we completed in fiscal 2016. In addition to the adjusted ROIC and adjusted EBITDA performance metrics, these awards include a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved for the particular performance period before any Named Executive Officer that is a “covered employee” under Section 162(m) of the Code will be eligible to have these units vest. This earnings per diluted share target constitutes the performance metric required under Section 162(m) of the Code. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any of these units will be earned.
Additional Performance Based Equity Compensation. In September 2016, the Compensation Committee concluded, following discussions with management, the performance-based vesting restricted stock units granted in September 2015 with performance criteria tied to the Company’s adjusted ROIC and adjusted EBIT for fiscal 2017 were unlikely to be earned based on management’s expectations for the Company’s performance in fiscal 2017. Nonetheless, the Compensation Committee believed that it was appropriate for each of the Named Executive Officers to be eligible to earn performance-based vesting restricted stock units based on the Company’s adjusted ROIC and adjusted EBITDA for fiscal 2017. Accordingly, the Compensation Committee approved the award of performance-based vesting restricted stock units to each of the Named Executive Officers in amounts, at target level of performance, equal to 50% of the award, at target level of performance, granted in September 2015, with performance criteria tied to fiscal 2017. In exchange for this award, each Named Executive Officer, other than Mr. Zechmeister who had not received a performance-based vesting restricted stock unit award in September 2015 as a result of his “on-boarding grant”, forfeited the award granted to him in September 2015. Mr. Zechmeister’s award, at target level of performance, is equal to 44% of his fiscal 2016 base salary. As it had done for the performance-based vesting restricted stock units granted to the Named Executive Officers tied to fiscal 2018 performance, the Compensation Committee utilized adjusted EBITDA, rather than adjusted EBIT, as one of the performance metrics, in addition to adjusted ROIC, for these awards in light of the increased levels of depreciation and amortization expected in future periods. In addition to the adjusted ROIC and adjusted EBITDA performance metrics, these awards include a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved for the particular performance period before any Named Executive Officer that is a “covered employee” under Section 162(m) of the Code will be eligible to have these units vest. This earnings per diluted share target constitutes the performance metric required under Section 162(m) of the Code. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any of these units will be earned.
Additional Long-Term Equity Based Incentive Compensation. Certain of our Named Executive Officers were awarded additional time-based vesting restricted stock units in September 2016. Mr. Zechmeister and Mr. Dorne were granted an award of 50,000 and 25,000 restricted stock units, respectively. Both of these awards vest in full on the fourth anniversary of the grant date. These additional grants were provided to Messrs. Zechmeister and Dorne in light of these individuals’ increased responsibilities and duties within our organization as a result of organizational restructuring changes implemented in fiscal 2016. Mr. Dorne’s new roles include responsibility for our Canadian and Earth Origins operations as well as oversight of our risk and safety areas, while Mr. Zechmeister’s responsibilities for fiscal 2017 include overseeing the consolidation of our FP&A, shared services and regional finance groups.
Employment Agreement for Mr. Spinner. In October 2016, the Board, acting on the recommendation of the Compensation Committee, authorized the Company to enter into an employment agreement with Mr. Spinner. In recognition of Mr. Spinner’s efforts to develop the Company's strategy of building a national platform with expanded offerings throughout the stores of its customers, as well as Mr. Spinner's commitment to the Company for a significant period of time all while undertaking additional responsibilities and agreeing to additional restrictions on his ability to compete with the Company or take other jobs following his employment by the Company ending, the Compensation Committee authorized the compensation decisions set forth below.

In October 2016, the Compensation Committee approved the payment of $1,250,000 in cash to Mr. Spinner as part of Mr. Spinner’s entering into an employment agreement with the Company. This payment was made to Mr. Spinner in recognition of the successful execution of the Company’s acquisition and “building out the store” strategies in fiscal 2016 along with Mr. Spinner’s commitment to remain with the Company through the term of his employment agreement and expanded non-competition covenants and time periods contained in his employment agreement.
In October 2016, the Compensation Committee approved a special performance-based vesting restricted share unit equity award for Mr. Spinner. Mr. Spinner’s award totals 175,000 units at target level of performance with vesting for 50,000 units annually at target level performance based 50% each on the Company’s net sales and adjusted EBITDA for each of fiscal 2017, 2018 and 2019 and 25,000 units at target level performance based on our adjusted EBITDA for the three-year period inclusive of fiscal 2017, 2018 and 2019. The actual number of shares that may be issued to Mr. Spinner with respect to this award can range from 0% of target to 120% of target with 80% of target payable for threshold level performance and 120% of target payable for maximum performance. In addition to the net sales and adjusted EBITDA performance metrics, each tranche of this award includes a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved for the particular performance period before Mr. Spinner will be eligible to have these units vest. This earnings per diluted share target constitutes the performance metric required under Section 162(m) of the Code for the portion of this award subject thereto. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any of these units will be earned.
Special Equity Grant for Mr. Griffin. The Compensation Committee recognizing Mr. Griffin’s key role in implementing the Company’s corporate strategy and his significant responsibilities for managing the Company’s operations, in October 2016, approved a special performance-based vesting restricted share unit equity award for Mr. Griffin. Mr. Griffin’s award totals 45,000 units at target level of performance with vesting for 17,500 units annually at target level performance based 50% each on the Company’s net sales and adjusted EBITDA for each of fiscal 2017 and 2018 and 10,000 units at target level performance based on our adjusted EBITDA for the two-year period inclusive of fiscal 2017 and 2018. The net sales and adjusted EBITDA targets applicable to Mr. Griffin’s award are identical to those utilized for Mr. Spinner’s award. In addition to the net sales and adjusted EBITDA performance metrics, each tranche of this award includes a minimum level of earnings per diluted share, calculated on a GAAP basis, that must be achieved for the particular performance period before Mr. Griffin will be eligible to have these units vest. This earnings per diluted share target constitutes the performance metric required under Section 162(m) of the Code for this award. Even if this target is exceeded, the Company’s actual underlying performance must exceed the levels necessary to generate this level of diluted earnings per share before any of these units will be earned.
Other Programs, Policies and Considerations
Potential Impact on Compensation from Executive Misconduct
If the Board determines that a Named Executive Officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the Named Executive Officer that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Recoupment (Clawback) Policy
We have adopted a recoupment policy applicable to our executive officers, including our Named Executive Officers, which provides that if we file an amendment to an SEC report to restate all or a portion of our financial statements within two years of filing the financial statements with the SEC, the Board or the Compensation Committee will, to the extent permitted by law, as it deems appropriate in its sole discretion, require reimbursement of all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 to any executive officer or other officer covered by this policy. The Board, or the Compensation Committee, also has the right in the event of such a restatement to cause the cancellation of equity-based incentive or bonus awards that had been granted to these individuals and to, in certain circumstances, seek reimbursement of any gains realized on the exercise of stock options or sales of shares of stock or payments received on account of restricted stock units or other awards payable in cash, in either case attributable to any awards that formed all or a portion of such bonus or incentive award. Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards from our Chief Executive Officer and Chief Financial Officer if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct. In addition, the SEC is required under Section 954 of the Dodd-Frank Act to adopt rules that will require every exchange-listed company to adopt a “clawback” policy for the recovery of certain incentive-based compensation from its executive officers in the event we are required to restate our financials as a result of material noncompliance with reporting requirements. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing clawback policy as necessary to comply with these final SEC rules.
Policy on Gross Up Payments in Connection with a Change in Control
We have adopted a policy under which we may not enter into new or amended agreements which provide for "gross ups" for excise tax obligations payable by our executives upon termination of employment following a change in control. We also entered into amendments to the change in control agreement with each of Messrs. Spinner, Traficanti and Shamber to eliminate such "gross up" payments related to change in control. As a result, none of our executives is a party to an agreement providing for "gross up" payments for excise taxes imposed upon termination following a change in control. Mr. Spinner's employment agreement does not include a "gross up" for excise tax obligations payable by him upon termination of employment following a change in control.
Stock Ownership Guidelines
The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and our stockholders. A meaningful ownership stake by our Named Executive Officers demonstrates to our stockholders a strong commitment to our success. Accordingly, the Board has adopted stock ownership guidelines that require our executive officers to hold shares of our common stock having an aggregate market value from time to time which equals or exceeds three times their base salary, and in the case of Mr. Spinner, six times his base salary. Each executive is expected to comply with the policy by the later of the fifth year after (i) the stock ownership guidelines were adopted or (ii) he or she became an executive. Once attained, each executive officer is required to maintain this level of stock ownership for as long as they are employed by us and serving as an executive officer. When calculating whether a Named Executive Officer owns a sufficient number of shares under these guidelines, shares owned in the 401(k) Plan and deferred compensation plans are included in the number of shares owned, as are shares of vested and unvested restricted stock and restricted stock units subject only to time-based vesting restrictions. Unvested or unearned performance shares or performance units and unvested stock options do not count, though shares of stock issuable with respect to performance units that have been earned but not yet issued shall count. All our executive officers with more than one full year of service own our stock.
Hedging and Insider Trading Policy
Our insider trading policy prohibits our executive officers from holding shares of our common stock in a margin account or from pledging shares of our common stock unless, in the case of pledging of the shares as collateral for a loan (not including margin debt), approved in advance by our General Counsel upon demonstration the individual clearly has the financial capacity to repay the loan without resort to the pledged securities. In addition, our insider trading policy permits only limited types of hedging transactions that are structured to avoid the risks of short selling, options trading or margin trading and which must be made pursuant to a Rule 10b5-1 trading plan that is pre-cleared by our General Counsel and for which any securities involved in such transaction must be in excess of our minimum stock ownership guidelines. Currently, none of the members of the Board or our executive officers are engaged in any hedging or pledging transactions involving shares of our common stock.
Employment Agreements
In October 2016, the Company entered into an employment agreement with Mr. Spinner (the “Employment Agreement”), pursuant to which Mr. Spinner will continue to serve as the Company’s President and Chief Executive Officer. The Employment Agreement provides that the Company will use its reasonable best efforts to cause Mr. Spinner to be elected to the Company’s Board of Directors and to serve as its Chairman from and after the annual meeting. Upon the execution of the Employment Agreement, the Company paid Mr. Spinner a cash payment in the amount of $1,250,000 as an inducement to enter into the Employment Agreement.
The Employment Agreement has a three year term, subject to automatic one year renewals unless either party gives 180 days’ notice of intent not to renew.
The Employment Agreement provides that Mr. Spinner will receive an initial base salary at the annual rate of $922,500 and a target cash bonus opportunity of not less than 100% of his annual base salary.  The Employment Agreement also provides Mr. Spinner with certain benefits, such as reimbursement of expenses, paid leave and participation in the Company’s employee benefit plans and programs.
The Employment Agreement provides for severance payments where Mr. Spinner is terminated without “cause” or if Mr. Spinner resigns with “good reason.” “Good reason” generally means the occurrence of any one or more of the following: (1) the assignment of Mr. Spinner to duties materially adversely inconsistent with his duties as of the date of the Employment Agreement; (2) a material reduction in Mr. Spinner’s title, executive authority or reporting status, including failure of the Company to appoint Mr. Spinner as the Company’s Chief Executive Officer; (3) a relocation more than 50 miles from Mr. Spinner’s then current place of employment; (4) a reduction by the Company in Mr. Spinner’s base salary, or a failure of the Company to pay or cause to be paid any compensation or benefits when due or under the terms of any plan established by the Company and failure to restore such base salary or make such payments within five (5) days of receipt of notice from Mr. Spinner, (5) failure to include Mr. Spinner in any new employee benefit plans proposed by the Company or a material reduction in Mr. Spinner’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; (6) a material breach of the Employment Agreement by the Company; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the terms of the Agreement, in each case to the extent not cured (if curable) following notice of such event.  “Cause” generally means (1) the conviction of Mr. Spinner under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in Mr. Spinner’s personal enrichment at the material expense of the Company or its reputation, (3) any violation of Mr. Spinner’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty or (4) material breach of the sections of the Employment Agreement related to non-competition and the other activities that Mr. Spinner may engage in outside of his employment for the Company, in each case to the extent not cured (if curable) following notice of such event.
The severance payments owed to Mr. Spinner in the event the Company terminates his employment without "cause" or he voluntarily terminates his employment for "good reason" generally consist of (a) 200% of Mr. Spinner’s then current base salary, (b) 200% of his current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company's actual results when measured against the performance metrics applicable to Mr. Spinner for that period. Severance also includes payments to Mr. Spinner of $35,000 that he may use to pay for medical benefits for himself and his dependents following termination. In addition, where Mr. Spinner is terminated without “cause” or Mr. Spinner voluntarily terminates his employment for “good reason”, any stock options awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise have become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock (including restricted stock units settled in shares of common stock) and performance-based vesting equity awards (including performance-based restricted stock units settled in shares of common stock) granted to Mr. Spinner that would have had any restrictions thereon removed or vested on or prior to the first anniversary of the date of Mr. Spinner's termination, will, in each case, have any restrictions thereon removed or become vested, as the case may be, with such restrictions with respect to any performance-based vesting equity awards to be removed on that number of awards as Mr. Spinner would have earned based on performance at the greater of target or actual levels of performance for the current year (but only if any gateway performance metrics applicable to the awards are achieved).
In addition, where Mr. Spinner is terminated without “cause” or Mr. Spinner voluntarily terminates his employment for “good reason” within one year after a Change in Control (as defined below) of the Company, in lieu of the severance compensation described above, the Company must pay to Mr. Spinner (a) 3 times Mr. Spinner’s then current base salary, (b) 3 times the current-year annual cash incentive payments based on target performance and (c) the pro-rated portion of the current-year annual cash incentive payments he would have been owed for the fiscal year in which his employment was terminated based on the Company's actual results when measured against the performance metrics applicable to Mr. Spinner for that period. The Company must make payments to Mr. Spinner of $105,000 that he may use to pay for medical benefits for himself and his dependents following termination. In addition, any and all unvested and unexercised stock options, restricted stock, restricted stock units and performance-based vesting equity awards granted to Mr. Spinner shall be treated in accordance with the applicable award agreements evidencing such equity-based awards and any applicable election forms related thereto. The Employment Agreement contemplates that if any payments or benefits otherwise payable to Mr. Spinner would constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will either be (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to such excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account applicable taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Mr. Spinner on an after-tax basis, of the greatest amount of benefits.
Receipt of any severance payments or benefits is conditioned upon Mr. Spinner’s release of claims against the Company and its officers and directors.
The Employment Agreement contains provisions governing the nondisclosure and nonuse of confidential information of the Company, provisions requiring the assignment of certain intellectual property rights to the Company, and non-competition and non-solicitation restrictive covenants which remain in existence for one year or, in the event of termination for “cause” or without “good reason”, two years following Mr. Spinner’s termination.
The Employment Agreement provides that if the Company files an amendment to an SEC report to restate its financial statements filed in the two preceding years the Board or a committee of the Board consisting entirely of independent directors may require Mr. Spinner to repay any bonus or incentive compensation paid or granted to Mr. Spinner if the amount of bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to the restatement, and the amount of the bonus or incentive compensation that would have been awarded to Mr. Spinner had the financial results been properly reported would have been lower than the amount actually awarded.  The Employment Agreement supersedes the offer letter between Mr. Spinner and the Company dated September 16, 2008, as amended, and the severance agreement between Mr. Spinner and the Company dated September 16, 2008, which were both terminated in connection with the entry into the Employment Agreement.
Severance Agreements and Change in Control Agreements
We are currently a party to a severance agreement and change in control agreement with each of our Named Executive Officers, except for Mr. Spinner whose agreements terminated upon the effectiveness of his Employment Agreement and Mr. Shamber who is no longer with the Company. Given the fact that we do not have employment agreements with our Named Executive Officers, except for Mr. Spinner, the Compensation Committee believes that the protections afforded in the severance agreements and change in control agreements are reasonable and are an important element in retaining our executive officers.
Each of the severance agreements includes confidentiality, non-competition and intellectual property assignment provisions. Outside the context of a Change in Control, if we terminate any of our Named Executive Officers for any reason other than Cause, death, or disability or such executive resigns for Good Reason, we would be required to pay to the executive (i) his base salary, as in effect as of the termination date of his employment, and (ii) provide certain medical benefits in each case for a period of one year following such termination.
Any benefits to be paid upon a change in control under the severance agreements or change in control agreements are "double trigger," which requires both a Change in Control and a termination of a Named Executive Officer by us for a reason other than Cause, death or disability or a resignation by the executive for Good Reason within one year of the date of the Change in Control. In the event of either a termination of the executive for a reason other than Cause, death or disability or his resignation for Good Reason within one year of the date of a Change in Control, the executive would be entitled to receive a lump sum payment equal to (i) a multiple of his base salary (multiple of 2.99, 2.99, 1.5 and 1.5 for Messrs. Zechmeister, Traficanti, Griffin and Dorne, respectively), as in effect at that time of his termination of employment, (ii) the average annual bonus paid to the executive for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will not have been employed by us for three years as of such date, or, if he has not yet been awarded an annual bonus for the previously completed year as of such termination date, then his target bonus for such year shall be included in the average), and (iii) the pro rata portion of the target bonus for the fiscal year in which such termination or resignation occurred. In addition, all of the executive's then outstanding but unvested equity awards, including performance shares and performance units, will vest and, if applicable, become exercisable as of the date of termination or resignation. We will also be required to continue to provide each executive with medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Code. In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following his termination without Cause or for Good Reason, either before or within one year following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often-times seek protection against the possibility that they might be terminated without cause or be forced to resign for Good Reason following a Change in Control.
For purposes of the severance agreements and change in control agreements described above, the terms "Cause", "Good Reason" and "Change in Control" have the meanings set forth below.
"Cause" means (1) conviction of the executive under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the executive's personal enrichment at the material expense of the Company or its reputation, or (3) any violation of the executive's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of the confidentiality and non-competition restrictions contained in the severance agreements and change in control agreements.
"Good Reason" means, without the executive's express written consent, the occurrence of any one or more of the following: (1) the assignment of the executive to duties materially adversely inconsistent with his current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the executive; (2) a relocation more than 50 miles from the Company's offices in Providence, Rhode Island; (3) a reduction by the Company in the executive's base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits under the severance or change in control agreement when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five days of receipt of notice from the executive; (4) failure to include the Named Executive Officer in any new employee benefit plans proposed by the Company or a material reduction in the executive's level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not give rise to a "Good Reason" termination; or (5) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the severance agreement or change in control agreement, as the case may be.

"Change in Control" means the happening of any of the following:

•
any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

•
approval by the stockholders of the Company of a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

•
the purchase of 30% or more of the Company's stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates.

Tax Deductibility of Compensation
When it reviews compensation matters, the Compensation Committee considers, among other matters, the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as "performance-based compensation" (as defined in Section 162(m)) is deductible. The Compensation Committee considers these requirements and attempts to ensure that both cash and equity components of the Named Executive Officers' total compensation are tax deductible by us, to the maximum extent possible, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m). The Compensation Committee reserves the right to make non-deductible awards (e.g. service vested restricted stock units, non-performance-based cash payments, onboarding grants for new hires or performance-based compensation that exceeds the limits in the 2012 Equity Plan). Our performance-based cash incentive plan is intended to be a subplan of our 2012 Equity Plan, which was approved by our stockholders.  Accordingly, assuming that awards otherwise comply with the technical requirements of Section 162(m) these awards should qualify as “performance-based compensation” and as a result be deductible if paid out in accordance with the terms of the plan and performance metrics approved by the Compensation Committee. Nonetheless, the Compensation Committee may determine to approve awards that do not meet the requirements of Section 162(m) or make modifications to previously granted awards that may cause the awards to no longer qualify as “performance-based compensation” for purposes of Section 162(m). In making the compensation decisions in connection with Mr. Spinner's employment agreement, the Compensation Committee took into account that it is likely that the cash payment and a portion of the equity award made thereunder will not be deductible for federal income tax purposes given the limitations contained in Section 162(m) and the 2012 Equity Plan. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on our executive compensation programs, but the Compensation Committee has approved in the past and may approve in the future, compensation that is not considered performance-based under Section 162(m) or that is outside the deductibility limitations of Section 162(m).

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 30, 2016.

James P. Heffernan, Chair
Eric F. Artz
Ann Torre Bates

The foregoing Report of the Compensation Committee shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee does not contain soliciting material and shall not be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act, regardless of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table—Fiscal Years 2014-2016
The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year indicated; (ii) the aggregate grant date fair value related to all equity-based awards made to the Named Executive Officer for the fiscal year; (iii) non-qualified deferred compensation earnings during the fiscal year; (iv) all other compensation for the year; and (v) the dollar value of total compensation for the fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Steven L. Spinner	2016	$889,346	$—	$3,647,182	$—	$—	$—	$103,317	(5)	$4,639,845
President and Chief Executive Officer	2015	872,300	—	2,758,034	218,840	—	20,745	88,249		3,958,168
	2014	872,300	—	2,669,457	216,377	964,682	46,080	80,325		4,849,221
Mark E. Shamber (6)	2016	166,156	—	—	—	—	—	231,562	(7)	$397,718
Senior Vice President, Chief Financial Officer and Treasurer	2015	393,950	—	565,899	98,382	—	8,981	9,549		$1,076,761
	2014	393,950	—	482,524	89,320	429,556	22,945	11,528		1,429,823
Michael P. Zechmeister (6)	2016	398,076	—	1,515,203	505,029	198,755	2,474	37,715	(8)	2,657,252
Senior Vice President, Chief Financial Officer and Treasurer
Sean F. Griffin	2016	477,038	—	1,156,002	—	183,145	1,573	6,154	(9)	1,823,912
Chief Operating Officer	2015	440,300	—	544,154	94,529	—	18,411	10,464		1,107,858
	2014	440,300	—	581,015	107,612	259,086	15,941	20,144		1,424,098
Joseph J. Traficanti	2016	375,057	—	688,038	—	100,389	—	17,781	(10)	1,181,265
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2015	367,150	—	484,325	84,158	—	8,485	45,677		989,795
	2014	367,150	—	441,733	81,739	292,694	28,391	56,261		1,267,968
Eric A. Dorne	2016	340,346	—	594,193	—	106,125	—	6,554	(9)	1,047,218
Senior Vice President, Chief Administrative and Information Officer

(1)
Amounts shown represent the grant date fair value of awards of restricted stock units, and, with respect to Mr. Spinner in fiscal 2014, performance shares and performance units at the target level and in fiscal 2015 and fiscal 2016, performance units at the target level, and, with respect to Messrs. Shamber, Griffin, Traficanti and Dorne, fiscal 2014 through fiscal 2016, as applicable, performance units at the target level, as computed under ASC 718 granted during the fiscal year indicated. For performance shares and performance units, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 30, 2016 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of awards of performance shares and performance units to Mr. Spinner in fiscal 2016, fiscal 2015 and fiscal 2014, assuming stretch, or maximum, performance, were $4,417,488, $3,943,630 and $3,877,298, respectively. The grant date fair value of awards of performance units in fiscal 2016 to Messrs. Griffin, Traficanti, and Dorne in fiscal 2016, assuming stretch performance, were $770,525, $550,725, and $475,350, respectively. Mr. Zechmeister did not receive a grant of performance units in fiscal 2016. The grant date fair value of awards of performance units to Messrs. Griffin, Shamber, and Traficanti in fiscal 2015, assuming stretch, or maximum level, performance, were $407,951, $424,329, and $363,171, respectively. The grant date fair value of awards of performance units to Messrs. Griffin, Shamber and Traficanti, in fiscal 2014, assuming stretch performance, were $435,945, $361,777 and $331,480, respectively.

(2)
Amounts shown represent the grant date fair value of awards of stock options, as computed under ASC 718, granted to the Named Executive Officers during the fiscal year indicated. These amounts do not reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 30, 2016 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(3)
Amounts shown for fiscal 2016 reflect payments made in fiscal 2017 under our 2016 Senior Management Cash Incentive Plan related to fiscal 2016 performance. For a discussion regarding the 2016 Senior Management Cash Incentive Plan, see EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Components of our Executive Compensation Program-Performance-Based Annual Cash Incentive Compensation.

(4)
Amounts reported in this column represent earnings on deferred compensation that exceed 120% of the federal applicable long-term rate, which was 2.18%. These amounts as well as all other earnings on deferred compensation of the Named Executive Officers in fiscal 2016 are included in the table included under Nonqualified Deferred Compensation—Fiscal 2016 under the column "Aggregate Earnings in Last Fiscal Year."

(5)
Represents an automobile allowance ($7,255), an allowance for living expenses while in the area of our Corporate Headquarters in Providence, Rhode Island ($56,225), an amount received to "gross up" the two preceding benefits to offset the related tax obligations ($20,534), our contributions to a 401(k) account ($9,229) and the provision of air and rail travel from Mr. Spinner's homes in New York and Pennsylvania to our Corporate Headquarters ($10,074).

(6)
On September 15, 2015, we announced an executive team transition plan whereby Mr. Michael Zechmeister succeeded Mr. Shamber as Senior Vice President, Chief Financial Officer, and Treasurer effective October 16, 2015. Mr. Shamber assisted the Company with business strategy and development through December 31, 2015.

(7)	Represents severance ($227,279) and our contributions to a 401(k) account ($4,283).

(8)	Represents relocation expenses which were reimbursed ($31,484) and our contributions to a 401(k) account ($6,231).

(9)	Represents our contributions to a 401(k) account.

(10)	Represents our contributions to a 401(k) account ($7,246), and the provision of air travel from Mr. Traficanti's home in Virginia to our Corporate Headquarters in Providence, Rhode Island ($10,535).
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards (#)(4)	All Other Option Awards (#)(5)	Exercise Price of Option Awards ($/sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Steven L. Spinner	9/17/2015	—	—	—	—	—	—	27,920	—	—	1,438,438
	9/17/2015	—	—	—	—	1,500,000 (3)	3,000,000 (3)	—	—	—	1,500,000
	9/17/2015	—	—	—	177,179	708,744	1,417,488	—	—	—	708,744
	N/A	450,000	900,000	1,800,000	—	—	—	—	—	—	—
Michael P. Zechmeister	9/17/2015	—	—	—	—	—	—	—	33,030	51.52	505,029
	9/17/2015	—	—	—	—	—	—	29,410	—	—	1,515,203
	N/A	157,500	337,500	675,000	—	—	—	—	—	—	—
Sean F. Griffin	9/17/2015	—	—	—	—	—	—	14,960	—	—	770,739
	9/17/2015	—	—	—	96,311	385,263	770,525	—	—	—	385,263
	N/A	175,000	375,000	750,000	—	—	—	—	—	—	—
Joseph J. Traficanti	9/17/2015	—	—	—	—	—	—	8,010	—	—	412,675
	9/17/2015	—	—	—	68,822	275,363	550,725	—	—	—	275,363
	N/A	95,000	190,000	380,000	—	—	—	—	—	—	—
Eric A. Dorne	9/17/2015	—	—	—	—	—	—	6,920	—	—	356,518
	9/17/2015	—	—	—	59,426	237,675	475,350	—	—	—	237,675
	N/A	88,750	177,500	355,000	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under our 2016 Senior Management Cash Incentive Plan for the fiscal year ended July 30, 2016 for "threshold", "target" and "maximum" performance. Actual amounts paid for these incentives are reflected in the table included under Summary Compensation Table—Fiscal Years 2014-2016 under the column "Non-Equity Incentive Plan Compensation."

(2)
For each of the Named Executive Officers, including Mr. Spinner, with an award granted on September 17, 2015, this column shows the total dollar value of a performance-based restricted stock unit awards with a two-year performance period made on the grant date in fiscal 2016 under our 2012 Equity Plan (other than with respect to Mr. Spinner's performance units with a one-year performance period which are described in footnote 3). Target levels of performance is equal to 50% of 150% of the base salary for fiscal 2015 for Messrs. Traficanti and Dorne, 50% of 175% of the base salary for fiscal 2015 for Mr. Griffin, and 50% of 162.5% of the base salary for fiscal 2015 for Mr. Spinner. At the conclusion of the two-year performance period (i.e. fiscal 2017), the performance units may vest based on our adjusted ROIC and adjusted EBIT. In addition, the amount of performance units that may be earned may be increased or decreased by up to 10% based on our Relative TSR. The performance units earned by the Named Executive Officer will be settled in a like number of shares. These performance units (which were forfeited by the Named Executive Officer effective September 21, 2016) and their related performance-based vesting are described in more detail in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program-Long-term, Equity-Based Incentive Program—Performance-Based Vesting Restricted Stock Units.

(3)
This row shows the dollar value of the one-year performance units at target and maximum levels of performance granted to Mr. Spinner in fiscal 2016 under our 2012 Equity Plan. Vesting of these performance units was linked to our attaining certain levels of adjusted ROIC and adjusted EBIT for fiscal 2016. At the conclusion of the performance period, and based on our actual results measured against the performance measures, none of these performance units were earned and Mr. Spinner forfeited these units.

(4)
This column shows the number of time-based vesting restricted stock units granted in fiscal 2016 to the Named Executive Officers. All of the time-based vesting restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant.

(5)
This column shows the number of stock options granted in fiscal 2016 to Mr. Zechmeister, our only Named Executive Officer to receive stock options in fiscal 2016, under our 2012 Equity Plan. These stock options vest and become exercisable on a one-for-one basis for our common stock in four equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

(6)	This column shows the exercise price of stock option awards, which was the closing price of our common stock on the date of grant.

(7)
For grants during fiscal 2016, the amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnotes (1) and (2) of the table included under Summary Compensation Table—Fiscal Years 2014-2016. The grant date fair value of performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal 2016 Year-End
The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of July 30, 2016. This table includes unexercised and unvested stock options, unvested time-based vesting restricted stock units and unvested performance-based vesting restricted stock units. Each equity grant is shown separately for each Named Executive Officer, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Steven L. Spinner	9/16/2008	7,500	—	24.54	9/16/2018	—	—	—	—
	9/11/2009	12,311	—	24.30	9/11/2019	—	—	—	—
	9/10/2010	17,760	—	33.90	9/10/2020	—	—	—	—
	9/12/2011	17,150	—	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	2,290	114,454	—	—
	9/13/2012	17,370	5,790	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	5,415	270,642	—	—
	9/16/2013	6,565	6,565	67.48	9/16/2023	—	—	—	—
	9/19/2014	—	—	—	—	9,135	456,567	—	—
	9/19/2014	3,693	11,077	64.55	9/19/2024	—	—	—	—
	9/17/2015	—	—	—	—	27,920	1,395,442	3,545	177,179
Michael P. Zechmeister	9/17/2015	—	33,030	51.52	9/17/2025	—	—	—	—
	9/17/2015	—	—	—	—	29,410	1,469,912	—	—
Sean F. Griffin	9/12/2011	1,760	—	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	1,162	58,077	—	—
	9/13/2012	8,813	2,937	58.98	9/13/2022			—	—
	9/16/2013	—	—	—	—	2,689	134,396	—	—
	9/16/2013	3,265	3,265	67.48	9/16/2023	—	—	—	—
	9/19/2014	—	—	—	—	3,953	197,571	—	—
	9/19/2014	1,595	4,785	64.55	9/19/2014	—	—	—	—
	9/17/2015	—	—	—	—	14,960	747,701	1,927	96,311
Joseph J. Traficanti	6/19/2009	4,875	—	25.45	6/19/2019	—	—	—	—
	9/12/2011	1,717	—	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	877	43,832	—	—
	9/13/2012	2,220	2,220	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	2,045	102,209	—	—
	9/16/2013	1,240	2,480	67.48	9/16/2023	—	—	—	—
	9/19/2014	—	—	—	—	3,517	175,780	—	—
	9/19/2014	1,420	4,260	64.55	9/19/2024	—	—	—	—
	9/17/2015	—	—	—	—	8,010	400,340	1,377	68,822
Eric A. Dorne	9/12/2011	1,362	—	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	762	38,085	—	—
	9/13/2012	5,775	1,925	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	1,765	88,215	—	—
	9/16/2013	2,140	2,140	67.48	9/16/2023	—	—	—	—
	9/19/2014	—	—	—	—	2,865	143,193	—	—
	9/19/2014	1,158	3,472	64.55	9/19/2024	—	—	—	—
	9/17/2015	—	—	—	—	6,920	345,862	1,189	59,426

(1)	All awards included in the table above vested or will vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)
Market value reflects the number of unvested restricted stock units multiplied by $49.98 per share, the closing price of our common stock on the NASDAQ Global Select Market on July 29, 2016, the last business day of fiscal 2016.

(3)
Represents the number of shares that may be issued pursuant to performance units at the threshold level of performance utilizing the closing price of our common stock on the NASDAQ Global Select Market on July 29, 2016, the last business day of fiscal 2016. The performance units have performance criteria tied to our performance in fiscal 2016 and fiscal 2017, denominated in dollars at grant, and the number of performance units shown is based on the amounts of the Named Executive Officer's fiscal 2015 base salary which is described in more detail in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-term Equity-Based Incentive Program—Performance-Based Vesting Restricted Stock Units.

(4)
Market value reflects the number of shares that may be issued pursuant to performance units at the threshold level of performance, multiplied by $49.98 per share, the closing price of our common stock on the NASDAQ Global Select Market on July 29, 2016, the last business day of fiscal 2016.

Option Exercises and Stock Vested—Fiscal 2016
The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of restricted stock units and performance units during the fiscal year ended July 30, 2016, including (i) the number of shares of stock underlying options exercised in fiscal 2016; (ii) the aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) the number of shares of stock received from the vesting of restricted stock units, performance shares and performance units during fiscal 2016; and (iv) the aggregate dollar value realized upon the vesting of such restricted stock units, performance shares and performance units. None of the performance-based restricted stock units awarded to the Named Executive Officers on September 19, 2014 with performance criteria tied to the two year performance period ended July 30, 2016 were earned by the Named Executive Officers. None of the performance based restricted shares awarded to our Chief Executive Officer on September 17, 2015 with performance criteria tied to our fiscal year ended July 30, 2016 were earned by our Chief Executive Officer. For additional information see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-Term Equity-Based Incentive Program—Performance-Based Incentive Program—Performance-Based Vesting Restricted Stock Units.
OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Steven L. Spinner	—	$—		13,757		$697,659
Mark E. Shamber	38,163	365,511	(3)	3,817	(4)	193,664	(4)
Michael P. Zechmeister	—	—		—		—
Sean F. Griffin	—	—		5,505	(5)	279,286	(5)
Joseph J. Traficanti	—	—		5,363		272,001
Eric A. Dorne	—	—		4,417		223,996

(1)
In connection with the vesting of restricted stock units, our Named Executive Officers surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered during fiscal 2016 but included in this table was: Mr. Spinner—6,428; Mr. Shamber—1,325; Mr. Griffin—1,853; Mr. Traficanti—1,777; and Mr. Dorne—1,475.

(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

(3)
The value realized on exercise for Mr. Shamber was calculated as the spread between the stock price on the date of exercise less the exercise price, times the number of shares exercised. The amount disclosed represents the taxable income realized for Mr. Shamber as a portion of the shares exercised were ISO stock options and were exercised and held. Mr. Shamber had 90 days subsequent to his termination on December 31, 2016 to exercise vested stock options. Any vested shares that were "out of the money" were forfeited.

(4)
Mr. Shamber elected to defer 50% of the shares issued upon vesting of his September 12, 2011 and September 16, 2013 restricted stock unit awards and 25% of his September 19, 2014 restricted stock unit award, and the value herein excludes the resulting deferral of 2,152 shares ($109,070). For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Shamber's balance in the Deferred Stock Plan. See the table under Nonqualified Deferred Compensation—Fiscal 2016.

(5)
Mr. Griffin has elected to defer 25% of the shares issued upon vesting of each of his September 16, 2013 and September 19, 2014 restricted stock unit awards. One-quarter of such restricted stock units vested during fiscal 2016, and the value herein excludes the resulting deferral of 666 shares ($33,581). For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Griffin's balance in the Deferred Stock Plan. See the table under Nonqualified Deferred Compensation—Fiscal 2016.
Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation—Fiscal 2016
Our executive officers and directors are eligible to participate in the Deferred Compensation Plan and the Deferred Stock Plan.
The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation. The purpose of the Deferral Plans is to allow executives and non-employee directors to defer compensation to a non-qualified retirement plan that, in the case of our employees, are in amounts greater than the amount permitted to be deferred under our 401(k) Plan. Under the Deferral Plans, only the payment of the compensation earned by the participant is deferred and there is no deferral of the expense in our financial statements related to the participants' earnings. We record the related compensation expense in the year in which the compensation is earned by the participants.
Under the Deferred Compensation Plan, participants may elect to defer a minimum of $0 and a maximum of 90% of base salary and 100% of bonuses, commissions, and effective January 1, 2007, share unit awards, earned by the participants for the calendar year. Under the Deferred Compensation Plan, participants can elect to defer between 0% and 100% of their restricted stock awards. From January 1, 2009 to December 31, 2010, participants' cash-derived deferrals under the Deferred Compensation Plan earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center (as captured on the first and last business date of each calendar quarter and averaged) plus 3% credited and compounded quarterly. Effective January 1, 2011, participants may elect to allocate their cash-derived deferrals to certain measurement funds which track the performance of actual mutual funds and are treated as deemed investments. The earnings that would have been received if such actual investment had been made are credited to the participants' accounts in proportion to their hypothetical investments. The value of equity-based awards deferred under the Deferred Compensation and Deferred Stock Plans are based upon the performance of our common stock.
A participant in our Deferral Plans who terminates his or her employment with us due to retirement will be paid his or her Deferral Plan balances in a lump sum or in installments over a pre-determined period of time. A participant who terminates his or her employment with us due to disability (as defined in each of the Deferral Plans) will be paid his or her balances in a lump sum within 60 days after such participant is determined to have become disabled. Beneficiaries of a participant who dies before a complete payout of his or her Deferral Plan balances will receive a lump sum payment within 60 days after the Compensation Committee is provided with proof of death of such participant. A participant who terminates his or her employment with us for any other reason will receive payment of his or her Deferral Plan balances in a lump sum, within 60 days after either (a) the six-month anniversary of the date on which such participant's employment with us terminates, if such participant is a "key employee" under the Deferral Plans or (b) the date on which such participant's employment with us terminates, for all other participants.
The following table summarizes information regarding the non-qualified deferred compensation of the Named Executive Officers in fiscal 2016, including deferrals of salaries, performance-based cash incentive compensation, and restricted stock unit compensation earned.

NONQUALIFIED DEFERRED COMPENSATION

Name	Type of Deferral	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (2)(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Steven L. Spinner	Cash Compensation	$5,192	$—	$(21,865)	$—	$1,200,650
	Deferred Stock	—	—	36,152	—	406,038
Mark E. Shamber	Cash Compensation	—	—	(18,837)	(446,442)	—
	Deferred Stock	109,333	—	(7,572)	(1,151,273)	—
Michael P. Zechmeister	Cash Compensation	43,269	—	3,115	—	46,384
	Deferred Stock	—	—	—	—	—
Sean F. Griffin	Cash Compensation	144,901	—	16,694	—	658,825
	Deferred Stock	33,740	—	1,042	—	50,080
Joseph J. Traficanti	Cash Compensation	40,755	—	3,693	—	514,416
	Deferred Stock	—	—	42,987	—	482,807
Eric A. Dorne	Cash Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—

(1)
Amounts reported as "Deferred Compensation" in this column are reported as compensation in the "Salary" and "Non-Equity Incentive Compensation" columns for fiscal 2016 of the table under Summary Compensation Table—Fiscal Years 2014-2016.

(2)
Participants' non-equity deferrals under the Deferred Compensation Plan earned investment returns based on the performance of certain measurement funds as allocated by the participants. Any amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for non-equity awards that had preferential earnings (in excess of 120% of the July 2016 "compounded annually" federal long-term rate) have been reported as compensation in the "Nonqualified Deferred Compensation Earnings" column in the table under Summary Compensable Table—Fiscal Years 2014-2016.

(3)
The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock. For restricted stock and restricted stock units, earnings are calculated as follows: (i) number of vested shares deferred in fiscal 2016 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2016 plus, (ii) the number of vested shares that were deferred prior to fiscal 2016, valued by the change in the closing stock price on the first day of fiscal 2016 to the last day of fiscal 2016. None of the amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for equity awards have been reported as compensation in table under Summary Compensable Table—Fiscal Years 2014-2016 as a result of the fact that above-market or preferential earnings are not possible in connection with these items.

(4)
This column includes the following amounts that previously have been reported as non-equity compensation in fiscal 2015 and fiscal 2014 in the table under Summary Compensation Table—Fiscal Years 2014-2016 and summary compensation tables for prior fiscal years, combined: Mr. Spinner—$337,950; Mr. Griffin—$303,958; Mr. Shamber—$140,194; and Mr. Traficanti—$220,352.

Potential Payments Upon Termination or Change-in-Control
The information below describes and quantifies the compensation that would become payable to each of our Named Executive Officers under the then-existing plans and arrangements if the Named Executive Officer's employment had terminated on July 30, 2016, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.
As discussed under EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Severance Agreements and Change in Control Agreements, as of July 30, 2016 we were a party to a severance agreement and change in control agreement with each of our Named Executive Officers. Subsequent to that date, we entered into an employment agreement with our Chief Executive Officer that resulted in the termination of his severance and change in control agreement. This employment agreement provides for benefits upon a termination of Mr. Spinner’s employment, whether occurring before or within one year following a change in control that are different than those provided for in his severance and change in control agreements and is described in more detail in EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Other Programs, Policies and Considerations-Employment Agreements.
If one of the Named Executive Officers were to die or become disabled, any unvested restricted stock units would become immediately vested (with performance units vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable at any time on or before the earlier to occur of the date that is one year after such cessation or the grant's expiration date.
For a description of termination provisions in the severance and change in control agreements, see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Severance Agreements and Change in Control Agreements. In addition, the award agreements for long-term equity-based incentives also address some of these circumstances. The following table describes the potential payments as of July 30, 2016 upon termination of the Named Executive Officers. This table excludes potential payments related to our Deferral Plans, which are described in more detail in Nonqualified Deferred Compensation—Fiscal 2016.

BENEFITS UPON TERMINATION OF EMPLOYMENT

Payments Upon Termination	Employee Resignation for Good Reason		Termination Without Cause		Termination following Change in Control(1)		Termination as a result of Death or Disability		Termination for Cause or Resignation for Other Than Good Reason
Steven L. Spinner
Cash Severance Pay	$900,000	(2)	$900,000	(2)	$3,290,614	(3)	$—		$—
Medical Benefits	17,461	(4)	17,461	(4)	52,384	(4)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		750,825	(5)	2,924,680	(5)	2,924,680	(6)	—
Total	$917,461		$1,668,286		$6,267,678		$2,924,680		$—
Michael P. Zechmeister
Cash Severance Pay	$450,000	(2)	$450,000	(2)	$1,544,255	(7)	$—		$—
Medical Benefits	17,159	(4)	17,159	(4)	51,477	(4)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		1,469,912	(5)	1,469,912	(6)	—
Total	$467,159		$467,159		$3,065,644		$1,469,912		$—
Sean F. Griffin
Cash Severance Pay	$500,000	(2)	$500,000	(2)	$964,537	(8)	$—		$—
Medical Benefits	12,289		12,289		36,868	(4)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		1,511,495	(5)	1,511,495	(6)	—
Total	$512,289		$512,289		$2,512,900		$1,511,495		$—
Joseph J. Traficanti
Cash Severance Pay	$380,000	(2)	$380,000	(2)	$1,305,024	(9)	$—		$—
Medical Benefits	5,007	(4)	5,007	(4)	15,022	(4)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		989,304	(5)	989,304	(6)	—
Total	$385,007		$385,007		$2,309,350		$989,304		$—
Eric A. Dorne
Cash Severance Pay	$355,000	(2)	$355,000	(2)	$658,845	(8)	$—		$—
Medical Benefits	12,289		12,289		36,868	(4)	—		—
Acceleration of Stock Options	—		—		—		—		—
Acceleration of Stock Awards	—		—		845,912	(5)	845,912	(6)	—
Total	$367,289		$367,289		$1,541,625		$845,912		$—

(1)
Amounts presented in this column assume that the Named Executive Officer is terminated without Cause or resigns for Good Reason within one year following a Change in Control. If the Named Executive Officer's employment were terminated for any reason other than termination without Cause or resignation for Good Reason within one year following a Change in Control, the Named Executive Officer would be entitled only to the amounts set forth in the Acceleration of Stock Options and Acceleration of Stock Awards rows.

(2)
Amount represents continuation of the Named Executive Officer's base salary for one year following the assumed date of termination, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(3)
Amount represents the sum of (i) three times Mr. Spinner's base salary and (ii) the average of Mr. Spinner's cash incentive payments paid in the three fiscal years prior to the year in which his employment was assumed terminated, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(4)
Amount represents the value of continuing medical benefits for the Named Executive Officer and his dependents for a period of twelve months following a termination by us without Cause or a resignation by the Named Executive Officer for Good Reason, or in the case of termination by us without Cause or his resignation for Good Reason in either event within one year following a Change in Control, continuation of those benefits for three years following the termination date.

(5)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock, restricted stock unit or unearned performance unit outstanding on July 30, 2016, and which vests on an accelerated basis following the relevant termination event, with unearned performance units vesting based on the "target" level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $49.98 per share, the closing price of our common stock on the NASDAQ Global Select Market on July 30, 2016, the last business day of fiscal 2016, exceeds the exercise price payable per award, if any. This does not include any awards granted in fiscal 2017.

(6)
Amount represents the intrinsic value of each restricted stock unit (with performance units vesting at target levels of performance) outstanding on July 30, 2016, which vests on an accelerated basis following the death or disability (as defined in the 2004 Equity Plan or 2012 Equity Plan, as applicable) of the Named Executive Officer. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $49.98 per share, the closing price of our common stock on the NASDAQ Global Select Market on July 29, 2016, the last business day of fiscal 2016, exceeds the exercise price payable per award, if any. This does not include any awards granted in fiscal 2017.

(7)
Amount represents the sum of (i) 2.99 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the Named Executive Officer's cash incentive payments paid in the last fiscal year as the Named Executive Officer has not been with the Company for more than three fiscal years, but does not include any bonus earned but not paid as of the assumed termination date.

(8)
Amount represents the sum of (i) 1.5 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the average of the officer's cash incentive payments paid in the three years prior to the year in which his employment was assumed terminated, but does not include any bonus earned but not paid as of the assumed termination date.

(9)
Amount represents the sum of (i) 2.99 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the average of the officer's cash incentive payments paid in the three years prior to the year in which his employment was assumed terminated, but does not include any bonus earned but not paid as of the assumed termination date.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 29, 2017, subject to ratification by stockholders at the annual meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will reconsider the matter.
Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended July 30, 2016, will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2017. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.
Fees Paid to KPMG LLP
In addition to retaining KPMG LLP to audit our financial statements for fiscal 2016, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2016	Fiscal 2015
Audit Fees	$2,108,000	$1,448,000
Audit-Related Fees	531,243	82,021
Tax Fees	259,593	171,463
All Other Fees	1,650	1,650
	$2,900,486	$1,703,134
Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP's assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. Fiscal 2016 audit-related fees also include diligence fees related to the acquisition of Haddon.
Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.
All Other Fees consists of fees for services other than the services reported above. In fiscal 2015 and 2016, we utilized KPMG LLP for a subscription to an online accounting research tool.
The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP's provision of non-audit services did not compromise its independence as our independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
In accordance with its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has adopted a written pre-approval policy pursuant to which, among other things, the Audit Committee has delegated pre-approval authority (subject to certain exceptions and dollar limits) to the chairperson of the Audit Committee who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. During fiscal 2016, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the chairperson of the Audit Committee acting pursuant to delegated authority in accordance with the pre-approval policy and the Audit Committee's charter.

PROPOSAL 3—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION
As described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis, the Compensation Committee's goal in setting executive compensation is to provide a compensation program that attracts individuals with the skills necessary for us to achieve our business plan, motivates our executive talent, rewards those individuals fairly over time for performance that enhances stockholder value and retains those individuals who continue to perform at or above the levels that are deemed necessary to ensure our success. Our compensation program is also designed to reinforce a sense of ownership in our company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards, including both short-term and longer term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee. In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders.
Our compensation programs are designed so that they maintain a pay-for-performance incentive program but do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or "all or nothing" bonus payouts or unreasonable performance goals. Our cash and equity incentive programs include several design features that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered "peer group" to ensure our compensation practices are measured and appropriately competitive, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation recoupment policy allows us to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.
Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2014-2016 and other related compensation tables and narrative disclosure which describe the compensation of our Named Executive Officers in fiscal 2016.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives, and that the compensation of the Named Executive Officers in fiscal 2016 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the annual meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs. The Board has adopted, and stockholders have approved, a policy of providing for annual advisory votes by stockholders on executive compensation. The next such vote will occur at the 2017 Annual Meeting of Stockholders.
The Board unanimously recommends that stockholders vote “FOR” the advisory approval of our executive compensation. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

PROPOSAL 4—STOCKHOLDER PROPOSAL REGARDING REVISIONS TO THE COMPANY’S PROXY ACCESS BYLAW
We have been advised that James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, California 95758, beneficial owners of no less than 300 shares of common stock, acting through their designated agent, John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, intend to present the following proposal for consideration at the annual meeting. The proponents’ resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponents' proposal or supporting statement.
Proponents' Proposal and Supporting Statement

Proposal 4 - Shareholder Proxy Access Enhancement

RESOLVED: Shareholders of United Natural Foods, Inc. (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, an enhancement package of its Proxy Access for Director Nominations bylaw, with essential elements for substantial implementation as follows:

1.
The number of shareholder-nominated candidates eligible to appear in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. Expansion of the current number of director positions could substantially dilute the influence of shareholders under the Company's current proxy access provisions.

2.
No limitation shall be placed on the number of shareholders that can aggregate their shares to achieve the 3% “Required Ownership Percentage,” outstanding shares of the Company entitled to vote in the election of directors. Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria at most of the companies examined by the Council of Institutional Investors.

3.
No limitation shall be imposed on the re-nomination of shareholder nominees based on the number or percentage of votes received in any election. Such limitations do not facilitate the shareholders' traditional state law rights and add unnecessary complexity.

4.	Loaned securities shall be counted as belonging to a nominating shareholder if the shareholder represents it:

a)	has the legal right to recall those securities for voting purposes,

b)	will vote the securities at the shareholder meeting and

c)	will hold those securities through the date of the annual meeting.

Loaning securities to a third party with recall provisions greater than three days is not inconsistent with a long-term investment in a company.

SUPPORTING STATEMENT: The SEC's universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC's cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would "benefit both the markets and corporate boardrooms, with little cost or disruption," raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms. Proxy Access: Best Practices (http://www.cii.org/files/publications/misc/08_05_15_Best%20Practices%20-%20Proxy%20Access.pdf) by the Council of Institutional Investors, "highlights the most troublesome provisions" in recently implemented access bylaw or charter amendments.
Although the Company's board adopted a proxy access bylaw, it contains troublesome provisions that significantly impair the ability of shareholders to use it, rendering it largely unworkable. Adoption of the requested enhancement in this proposal would largely remedy that situation.
Increase shareholder value

Vote for Shareholder Proxy Access Enhancement - Proposal 4

The Company’s Statement in Opposition to Proposal 4

The Board and the Nominating and Governance Committee have carefully considered the proposal submitted by James McRitchie and Myra K. Young and believe that its adoption is not in the best interests of the Company or its stockholders. For the reasons discussed below, the Board opposes this stockholder proposal and unanimously recommends that stockholders vote “AGAINST” the stockholder proposal.

On October 23, 2015, the Board implemented a proxy access bylaw provision for the Company’s stockholders that the Board believed to be aligned with the majority of proxy access bylaws adopted by other public companies at that time, providing stockholders with meaningful and appropriate proxy access rights while taking into account the need to balance enhancing stockholder rights with protecting the interests of all of the Company’s stockholders. The proxy access bylaw provision adopted by the Board permitted an eligible stockholder, or an eligible group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board subject to certain limitations, if such nominating stockholder and nominee satisfy the applicable bylaw requirements. Given the relative recent emergence of proxy access provisions and the ongoing development of their formulations, the Board has continued to monitor the development of proxy access provisions following the Company’s initial implementation of proxy access.

In keeping with the Board’s commitment to stockholders, upon review of the developments involving proxy access bylaws since the Board first adopted a proxy access bylaw, the Board amended and restated the Company’s bylaws on September 8, 2016 to enhance the Company’s proxy access procedures to provide that (i) the number of potential proxy access nominees nominated by all eligible stockholders shall not exceed the greater of (A) two or (B) 20% of the directors in office and (ii) loaned shares will be counted towards meeting the existing 3% ownership threshold if the shares may be recalled on not more than five (5) business days’ notice and are recalled promptly following receipt of notice that the stockholder’s nominee has been accepted for inclusion in the Company’s proxy statement and the shares will be held through the date of the annual meeting.

Given the Board’s adoption of, and recent enhancement to, proxy access, the Board believes that no further action is needed at this time. The Board’s September 8, 2016 enhancement to the proxy access bylaw provision modified two of the four areas for enhancement sought by the proponents, and the Board believes that the additional changes sought by the proponents are not in the best interest of the Company or its stockholders. The Board therefore recommends that stockholders vote “AGAINST” the proposal for the following reasons:

 The stockholder proposal is unnecessary because the Board has already adopted a proxy access bylaw provision that the Board believes provides stockholders with meaningful and appropriate proxy access rights while taking into account the need to balance enhancing stockholder rights with protecting the interests of all the Company’s stockholders. As described in the Company’s Current Report on Form 8-K filed with the SEC on October 29, 2015, after significant evaluation and deliberation by the Nominating and Governance Committee and the Board, the Board amended the Company’s Bylaws to provide proxy access by allowing any stockholder, or an eligible group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board subject to certain limitations, if such nominating stockholders and nominees satisfy the applicable bylaw requirements. In its evaluation of alternative proxy access formulations, the Board sought to appropriately balance differing views regarding proxy access among the Company’s stockholders and to evaluate the implications of proxy access. Furthermore, the recent enhancements to the Company’s proxy access bylaw provision approved by the Board, as described in the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2016, were adopted to reflect the Board’s commitment to continuing to evaluate and implement the proxy access framework best suited for the Company and its stockholders taking into account developments in this changing area. The Board believes that the proxy access framework reflected in the Company’s Bylaws, as amended on September 8, 2016, is the most appropriate framework for the Company and its stockholders.

 While the Board’s enhancement to proxy access has ensured at least two directors can be nominated through proxy access, the stockholder proposal’s allowance to nominate up to 25% of the Board each year may result in excessive disruption to the Board and reduce the Board’s effectiveness. Consistent with the practices of many other public companies that had adopted proxy access bylaws at the time the Board initially adopted the proxy access bylaw provisions, the Company limited the maximum number of directors who could be nominated through proxy access to 20% of the Board to ensure there could be enough stockholder-selected nominees to have a meaningful effect on the Board without excessive disruption of the Board’s continuity and operations and the balance of the knowledge, experience, skills, and diversity of the Board. The Board’s recently adopted enhancements to the Company’s proxy access bylaws ensure that at least two directors can be nominated through proxy access, regardless of the size of the Board, as requested by the proponents. Given the current size of the Board, the current limitations allow for the same number of director nominees as would be able to be elected under the proponents’ proposal, with the additional benefit of preventing excessive disruption to the Board in the event the size of the Board were to change.

Furthermore, the Nominating and Governance Committee has an important role in considering the effectiveness of the Board and in identifying nominees who have the appropriate mix of experiences, areas of expertise, and educational backgrounds in order to establish and maintain a Board that is strong in its collective knowledge and that can fulfill its responsibilities, perpetuate the Company’s long-term success, and represent the interests of its stockholders. With respect to nominations through the proxy access bylaw procedure, however, the Nominating and Governance Committee is unable to consider those factors. Accordingly, the Board believes that limiting candidates nominated through the proxy access bylaw procedure to 20% of the Board or two, whichever is greater, will help to ensure that director turnover does not disrupt the Board’s effectiveness.

The stockholder proposal places no limit on the number of stockholders who can assemble as a group to establish the ownership threshold required to make a proxy access nomination, which may result in excessive administrative burden and expense for the Company. The Board believes that a reasonable limitation should be established to reduce administrative costs for the Company and help reduce the risk of abuse of proxy access rights by stockholders with a special interest, including interests unrelated to long-term stockholder value. In the absence of a reasonable limitation on the number of stockholders in a group, the Company could be required to make burdensome and time-consuming inquiries into the nature and duration of the stock ownership of a large number of individuals participating in a proxy access nomination in order to verify their required stock ownership, which could impede the exercise of proxy access rights by other stockholders. The Company’s proxy access right limits the number of stockholders who can assemble as a group to 20 holders of record. Allowing a limited number of holders to act as a group strengthens the principle that the Board believes is shared by most of the Company’s stockholders-the right to nominate a director using the Company’s proxy statement should be available only for those stockholders who individually or with a reasonable number of additional stockholders have a sufficient financial stake in the Company to cause their interests to be aligned with the interests of the Company’s stockholders as a whole.

The absence of a percentage vote requirement for renomination under the stockholder proposal would increase administrative burden and expense, without meaningful stockholder support, and may prevent other eligible candidates from being nominated by stockholders. As a condition to renomination of a proxy access nominee as a director at the next two subsequent annual meetings, the Company’s proxy access right requires a vote of 25% or more in favor of that nominee at the preceding annual meeting. If a director nominee fails to demonstrate meaningful stockholder support, the Company should not bear the administrative burden and expense required to implement the proxy access right for recurring renominations of that nominee. A 25% threshold also represents less than half of the majority vote required for election as one of the Company’s directors. Recurring renominations without a voting percentage threshold could deny other eligible stockholders the opportunity to submit a more viable candidate due to procedures for selecting among nominees where there are multiple nominees from stockholders. Moreover, the Company’s existing proxy access bylaw provision does not bar a stockholder who nominated a director that failed to meet the 25% threshold from nominating a different director nominee at subsequent elections through the proxy access procedures or that same nominee through a separate proxy solicitation not utilizing the Company’s proxy statement.

As part of the Board’s enhancement to proxy access, the Board has addressed the change requested by the proponents to permit loaned shares to count towards the existing 3% ownership threshold. As described above, under the Board’s recently adopted enhancements to the Company’s proxy access bylaw provision, loaned shares will be counted towards meeting the existing 3% ownership threshold if the shares may be recalled on not more than five (5) business days’ notice and are recalled promptly following receipt of notice that the stockholder’s nominee has been accepted for inclusion in the Company’s proxy statement and the shares will be held through the date of the annual meeting. The Board believes this achieves much of the objective of the proponents with respect to loaned shares, with certain reasonable and appropriate procedural limitations.

The Company has strong corporate governance practices and a record of accountability. The Company’s current corporate governance practices reflect the Board’s dedication to being responsive and accountable to stockholders. Together, management and the Board regularly assess and refine the Company’s corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by stockholders and other stakeholders. In addition to the Board’s adoption of, and enhancement to, the Company’s proxy access bylaw, the Company has implemented numerous other corporate governance measures to ensure the Board remains accountable to stockholders and to provide stockholders with greater influence on the nomination and election of directors and the ability to directly communicate their views to the Board. For example:

•	All of the Company’s directors are elected on an annual basis;

•
Each director must be elected by a majority vote in an uncontested election, and any director who fails to receive the required number of votes for re-election must tender his or her written resignation to the Board;

•	A majority of the Company’s directors are independent;

•	The Board has designated an independent director to serve as the Board’s "Lead Independent Director" to coordinate the activities of the other independent members of the Board;

•	Stockholders are able to recommend director candidates to the Nominating and Governance Committee (as described further under “Director Nominees Recommended by Stockholders” beginning on page 12);

•	Stockholders are able to call a special meeting of stockholders;

•	The Board provides channels for stockholders to communicate directly with members of the Board (as described further under “Communications with the Board of Directors” beginning on page 15); and

•	The Company has eliminated all super majority voting provisions from its certificate of incorporation and bylaws.

In summary, the Board’s actions confirm its strong commitment to best governance practices and responsiveness to the Company’s stockholders. Moreover, the Board has adopted a proxy access bylaw provision that the Board believes serves the best interests of the Company and its stockholders. Accordingly, the Board believes that adoption of the stockholder proposal is not necessary or appropriate.

The Board unanimously recommends that stockholders vote “AGAINST” this stockholder proposal. Proxies received by the Board will be voted “AGAINST” the proposal unless a contrary choice is specified in the proxy.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To our knowledge, based solely on review of copies of such reports furnished to us during the fiscal year ended July 30, 2016, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with except that Eric F. Artz inadvertently was late filing a report on Form 4 during fiscal 2016 regarding a grant (and partial disposition thereof) of restricted stock units and Richard J. Schnieders inadvertently was late filing a report on Form 4 during fiscal 2016 regarding a disposition of restricted stock units.
Stockholder Proposals for the 2017 Annual Meeting of Stockholders
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2017 Annual Meeting of Stockholders must be submitted to our corporate secretary, Joseph J. Traficanti, at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July 7, 2017. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
Our Bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the 2017 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must give written notice to our corporate secretary at the address noted above. Our corporate secretary must receive such notice not less than 90 days nor more than 120 days prior to the 2017 Annual Meeting of Stockholders. The stockholder's submission must include certain specified information concerning the proposal and the stockholder, including such stockholder's ownership of our common stock, as described in more detail in our Bylaws. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.
THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING IN PERSON OR ON THE INTERNET THROUGH A VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD, OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD, WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES DURING THE MEETING OR ELECTRONICALLY OVER THE INTERNET THROUGH THE VIRTUAL ANNUAL MEETING.

By Order of the Board of Directors,
Michael S. Funk,
Chair of the Board
November 4, 2016

UNITED NATURAL FOODS, INC.
313 IRON HORSE WAY
PROVIDENCE, RI 02908
ATTN: MICHAEL ZECHMEISTER

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 7:00 P.M. Eastern Time the day before the Meeting date. Have your Notice regarding availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/unfi2016**

You may attend the Meeting on December 15, 2016 on the Internet at the website above and vote during the Meeting. Have available the information that is printed in the box marked by the arrow on the Notice regarding availability of Proxy Materials separately sent to you and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 7:00 P.M. Eastern Time the day before the Meeting date. Have your Notice regarding availability of Proxy Materials or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E14375-P83109 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED NATURAL FOODS, INC.

The Board of Directors recommends you vote FOR each of the following nominees and FOR proposals 2 and 3:

	For	Against	Abstain
1. Election of eight nominees as directors to serve until the 2017 annual meeting of stockholders.			
1a. Eric F. Artz	☐	☐	☐
1b. Ann Torre Bates	☐	☐	☐
1c. Denise M. Clark	☐	☐	☐
1d. Daphne J. Dufresne	☐	☐	☐
1e. Michael S. Funk	☐	☐	☐
1f. James P. Heffernan	☐	☐	☐
1g. Peter A. Roy	☐	☐	☐
1h. Steven L. Spinner	☐	☐	☐
2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 29, 2017.	☐	☐	☐

	For	Against	Abstain
3. Advisory approval of our executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

	For	Against	Abstain
4. Stockholder proposal regarding revisions to the Company's proxy access bylaw.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 2016 Annual Report to Stockholders, which contains our Annual Report on Form 10-K, are available at www.proxyvote.com.

E14376-P83109

UNITED NATURAL FOODS, INC.
Annual Meeting of Stockholders
December 15, 2016 4:00 PM EST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Steven L. Spinner and Michael P. Zechmeister as proxies, each with the power to appoint his substitute, and hereby authorize(s) Steven L. Spinner and Michael P. Zechmeister to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, December 15, 2016 at 4:00 PM eastern standard time at the Providence Marriott Downtown, 1 Orms Street, Providence, RI 02904, and any adjournments and postponements of the annual meeting, and on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2016.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be marked, signed and dated on reverse side